UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Zumiez Inc.

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6300 Merrill Creek Parkway Suite B

Everett, Washington 98203

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 26, 2010

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Zumiez Inc., a Washington corporation. Zumiez is also referred to as “we,” “our,” “us,” and the “Company.” The meeting will be held on Wednesday, May 26, 2010 at 1:00 p.m. (Pacific Time) at our headquarters located at 6300 Merrill Creek Parkway, Suite B, Everett, Washington 98203 for the following purposes:

1.	To elect two directors to hold office until our 2013 annual meeting of shareholders;

2.	To consider and act upon a proposal to ratify the selection of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011 (“fiscal 2010”); and

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Our board of directors recommends a vote “For” Items 1 and 2. The record date for the annual meeting is April 1, 2010. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Under the Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish proxy materials to shareholders over the Internet, Zumiez has elected to deliver our proxy materials to the majority of our shareholders over the Internet. The new delivery process will allow us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 15, 2010, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Fiscal 2009 Proxy Statement and 2009 Annual Report to Shareholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

YOUR VOTE IS IMPORTANT!

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote online, by telephone, or if you received a paper copy of the voting card, submit your proxy by signing, dating and returning the accompanying proxy card in the enclosed prepaid return envelope. If you decide to attend the annual meeting and you are a shareholder of record, you will be able to vote in person even if you have previously submitted your proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 26, 2010: The Notice of Annual Meeting of Shareholders, Proxy Statement and the Annual Report to Shareholders are available on the internet at http://ir.zumiez.com./phoenix.zhtml?c=188692&p=irol-reports.

By Order of the Board of Directors
Trevor S. Lang
Chief Financial Officer and Secretary

Everett, Washington

April 15, 2010

6300 Merrill Creek Parkway Suite B

Everett, Washington 98203

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 26, 2010

QUESTIONS AND ANSWERS

Why am I receiving these proxy materials?

We are making available to you this proxy statement and the accompanying proxy card because the board of directors of Zumiez Inc. is soliciting your proxy to vote at its 2010 annual meeting of shareholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. Should you choose to attend, you must be ready to present proof of your ownership of Zumiez stock as of the record date, April 1, 2010, to attend the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the accompanying proxy card.

We intend to mail or otherwise make available this proxy statement and the accompanying proxy card on or about April 19, 2010 to all shareholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only shareholders of record at the close of business on April 1, 2010, the record date for the annual meeting, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 30,443,965 shares of common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you vote your proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the record date your shares were not held in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. Should you choose to attend, you must be ready to present proof of your ownership of Zumiez stock as of the record date, April 1, 2010, in order to attend the meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid legal proxy issued in your name from your broker, bank or other agent. For more information about a legal proxy, see the information, below, under the section heading “Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent.”

What am I voting on?

You are being asked to vote on the election of two directors (Proposal 1) and to consider and act on a proposal to ratify the selection of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011 (Proposal 2). When you vote your proxy, you appoint Trevor S. Lang and Richard M. Brooks as your representatives at the meeting. (When we refer to the “named proxies,” we are referring to Mr. Lang and Mr. Brooks.) This way, your shares will be voted even if you cannot attend the meeting.

How do I vote?

For any matter to be voted on, you may vote “For”, “Against” or “Abstain” from voting (for the election of directors, you may do this for any director nominee that you specify). The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting, via the internet, by telephone or by proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive. Please be prepared to present proof of your ownership of Zumiez stock as of April 1, 2010.

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To vote via the internet—You may vote online at www.proxyvote.com. Voting on the internet has the same effect as voting by mail or by telephone. If you vote via the internet, do not return your proxy card and do not vote via telephone. Internet voting will be available until 11:59 p.m. PST May 25, 2010.

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To vote via telephone—Shareholders may vote by telephone by calling 1-800-690-6903 and following the automated voicemail instructions. Voting by telephone has the same effect as voting by mail or via the internet. If you vote by telephone, do not return your proxy card or vote via the internet. Telephone voting will be available until 11:59 p.m. PST, May 25, 2010.

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To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy or voting instruction form with these proxy materials from that organization rather than from us. You can vote by using the proxy or voting information form provided by your broker, bank or other agent or, if made available, vote by telephone or the internet. To vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank, or other agent. Under a legal proxy, the bank, broker, or other agent confers all of its rights as a record holder (which may in turn have been passed on to it by the ultimate record holder) to grant proxies or to vote at the meeting. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a legal proxy. Please allow sufficient time to receive a legal proxy through the mail after your broker, bank, or other agent receives your request.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 1, 2010, the record date for the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director and “For” the ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011 (“fiscal 2010”). If any other matter is properly presented at the meeting, one of the named proxies on your proxy card as your proxy will vote your shares using his discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have retained Advantage Proxy to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Advantage Proxy a nominal fee for proxy solicitation services.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted. Alternatively, if you vote by telephone or via the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

Can I change my vote after voting my proxy?

Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to our Secretary, Trevor Lang, at 6300 Merrill Creek Parkway, Suite B, Everett, Washington 98203.

•	You may attend the annual meeting and vote in person (if you hold your shares beneficially through a broker, you must bring a legal proxy from the record holder in order to vote at the meeting).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by shareholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Generally, abstentions and broker non-votes (discussed below in “How are votes counted?”) will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date. Your vote is extremely important, so please vote.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For,” “Against” and “Abstain” and broker non-votes (if applicable). Abstentions and broker non-votes (described below) will not be counted as votes cast for any proposal.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a voting instruction form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to discretionary items, but not with respect to non-discretionary items. Under the rules of the New York Stock Exchange (“NYSE”), the election of directors (Proposal 1) is considered a non-discretionary item while the ratification of the selection of Moss Adams LLP as our auditor (Proposal 2) is considered a discretionary item. Please note that this year the NYSE rules that govern how brokers vote your shares have changed and brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Accordingly, if your broker holds your shares in its name, the broker is not permitted to vote your shares on the election of directors (Proposal 1) but is permitted to vote your shares on the ratification of the selection of Moss Adams LLP (Proposal 2) even if it does not receive voting instructions from you because Proposal 2 is considered discretionary. When a broker votes a client’s shares on some but not all of the proposals at the annual meeting, the missing votes are referred to as broker non-votes. Broker non-votes will be included in determining the presence of a quorum at the annual meeting but are not considered present or a vote cast for purposes of voting on the non-discretionary items. Please vote your proxy so your vote can be counted.

How many votes are needed to approve each proposal?

Under Washington corporation law, our Articles of Incorporation and our bylaws, if a quorum exists, the approval of any corporate action taken at a shareholder meeting is based on votes cast. “Votes cast” means votes actually cast “For” or “Against” a particular proposal, whether by proxy or in person. Abstentions and broker non-votes (discussed previously) are not considered “votes cast.” Each outstanding share entitled to vote with respect to the subject matter of an issue submitted to a meeting of the shareholders shall be entitled to one vote per share.

Election of Directors. As described in more detail below under “Election of Directors,” we have adopted majority voting procedures for the election of directors in uncontested elections. As this is an uncontested election, the director nominees will be elected if the votes cast “For” a nominee’s election exceed the votes cast “Against” the director nominee. There is no cumulative voting for the election of directors.

If a director nominee does not receive the requisite votes to be elected, that director’s term will end on the date on which an individual is selected by the board to fill the position held by such director or ninety (90) days after the date the election results are determined, or the date the director nominee resigns, whichever occurs first.

Other Proposals. For the ratification of the selection of our independent registered public accounting firm for fiscal 2010 (Proposal 2), if the number of “For” votes exceeds the number of “Against” votes, then Proposal 2 will be ratified.

If you abstain from voting on any of the proposals, or if a broker or bank indicates it does not have discretionary authority to vote on any particular proposal, the shares will be counted for the purpose of determining if a quorum is present, but will not be included in the vote totals as a vote cast with respect to the proposal in question. Furthermore, any abstention or broker non-vote (a broker non-vote is explained previously in “How are votes counted”) will have no effect on the proposals to be considered at the meeting since these actions do not represent votes cast by shareholders.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published on report Form 8-K with the Securities and Exchange Commission (“SEC”) within four business days after the annual meeting.

Director Qualifications

The board of directors believes that it is necessary for each of the Company’s directors to possess many qualities and skills and the composition of our board of directors has been designed to allow for expertise in differing skill sets. The governance and nominating committee is responsible for assisting the board in matters of board organization and composition and in establishing criteria for board membership. A detailed discussion of these criteria and how they are utilized is set forth below under “Membership Criteria for Board Members.” Also, the procedures for nominating directors is set forth below under “Director Nomination Procedures.”

Information as of the date of this proxy statement about each nominee for election this year and each other current director is included below under “Election of Directors.” The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s and current director’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he should serve as a director, we also believe that all of our director nominees and current directors have a reputation for integrity, honesty and adherence to high ethical standards.

Information about the number of shares of common stock beneficially owned by each director appears under the heading “Security Ownership of Certain Beneficial Owners and Management.” There are no family relationships among any of the directors and executive officers of the Company.

Board Leadership

We separate the roles of Chief Executive Officer (“CEO”) and Chairman of the Board in recognition of the differences between the two roles. Our CEO, Richard M. Brooks, is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chairman of the Board, Thomas D. Campion, provides guidance to the CEO and sets the agenda for board meetings and presides over meetings of the full board. Because Mr. Campion is an employee of the Company and is therefore not “independent,” our board has appointed the chairman of our governance and nominating committee, Matthew L. Hyde, as the Company’s lead independent director. The lead independent director has responsibility to:

•	call, lead and preside over meetings of the independent directors, which meet in private executive sessions at each board meeting;

•	call special meetings of the board of directors on an as-needed basis;

•	set the agenda for executive sessions of meetings of the independent directors;

•	facilitate discussions among the independent directors on key risks and issues and concerns outside of board meetings;

•	brief the Chairman and CEO on issues that arise in executive session meetings;

•	serve as a non-exclusive conduit to the Chairman and CEO of views, concerns and issues of the independent directors; and

•	collaborate with the Chairman and CEO on setting the agenda for board meetings.

Membership Criteria for Board Members

The governance and nominating committee of the board is responsible for establishing criteria for board membership. This criteria includes, but is not limited to, personal and professional ethics, training, commitment to fulfill the duties of the board of directors, commitment to understanding the Company’s business, commitment to engage in activities in the best interest of the Company, independence, industry knowledge and contacts, financial and accounting expertise, leadership qualities, public company board of director and committee experience and other relevant experience and qualifications. These criteria are referenced in the Company’s Corporate Governance Guidelines and in Exhibit A to the governance and nominating committee’s charter. The board also has the ability to review and add other criteria, from time to time, that it deems relevant. Specific weights are not assigned to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

The criteria referenced above are used as guidelines to help evaluate the experience, qualifications, skills and diversity of current and potential board members. With respect to diversity, we broadly construe it to mean diversity of race, gender, age, geographic orientation and ethnicity, as well as diversity of opinions, perspectives, and professional and personal experiences. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities and help achieve the goal of the Company becoming one of the country’s best specialty retail companies.

Risk Oversight

The board takes an active role, as a whole and also at the committee level, in helping the Company evaluate and plan for the material risks it faces, including operational, financial, legal and regulatory, and strategic and reputational risks. As part of its charter, the audit committee discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The compensation committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The governance and nominating committee manages risks associated with corporate governance, including risks associated with the independence of the board and reviews risks associated with potential conflicts of interest affecting directors and executive officers of the Company. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Furthermore, at least annually, the board conducts an independent session where they outline the risks that they believe exist for the Company and the broader retail industry and compares these with the risks outlined by management. Subsequent to this evaluation, management prioritizes the identified risks along with strategies to manage them or address how the Company intends to mitigate these risks. Additionally, the board exercises its risk oversight function in approving the annual budget and quarterly re-forecasts and in reviewing the Company’s long-range strategic and financial plans with management.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company currently has six director positions. The directors are divided into three classes so that approximately one-third of the directors are elected each year for three-year terms. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our bylaws. Two directors are nominees for election this year and each has consented to serve a three-year term ending in 2013. The remaining directors will continue to serve the terms set out below.

The nominees for director in an uncontested election, such as this one, will be elected if the votes cast in favor of a nominee’s election exceed the votes cast opposing such nominee’s election. Abstentions and broker non-votes are not considered “votes cast.” Likewise, a share otherwise present at the meeting as to which a shareholder gives no authority or direction to vote is also not considered a “vote cast.”

In a contested election, the directors shall be elected by a plurality of the votes cast. A “contested election” means an election of directors of the Corporation in which the number of nominees for any election of directors nominated by (i) the board of directors, or (ii) any shareholder pursuant to Article 1, Section 10 of the Company’s bylaws, or (iii) a combination of nominees by the board of directors and any shareholder pursuant to Article I, Section 10 of the Company’s bylaws, exceed the number of directors to be elected.

A nominee for director in an uncontested election who does not receive the requisite votes for election, but who was a director at the time of the election, shall continue to serve as a director for a term that shall terminate on the date that is the earlier of: (i) ninety (90) days from the date on which the voting results of the election are certified, (ii) the date on which an individual is selected by the board of directors to fill the office held by such director, which selection shall be deemed to constitute the filling of a vacancy by the board of directors, or (iii) the date the director resigns. Except in the foregoing sentence, a director who failed to receive a majority vote for election will not participate in the filling of his or her office. If none of the directors receive a majority vote in an uncontested election, then the incumbent directors (a) will nominate a slate of directors and hold a special meeting for the purpose of electing those nominees as soon as practicable, and (b) may in the interim fill one or more offices with the same director(s) who will continue in office until their successors are elected. If, for any reason, the directors shall not have been elected at any annual meeting, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by the Company’s bylaws.

We invite and recommend all of our directors and the nominees for director to attend our annual meeting of shareholders. There was one annual meeting of shareholders during the last fiscal year.

Nominees for Election to Terms Expiring in 2013

William M. Barnum, Jr., 56, has served on our board of directors since November 2002. Since 1984, Mr. Barnum has been with Brentwood Private Equity where he co-founded the firm’s private equity effort, and is currently its General Partner. Prior to joining Brentwood Private Equity, Mr. Barnum worked at Morgan Stanley & Co. in the investment banking division. He is a graduate of Stanford University, and a graduate of Stanford Law School and Stanford Graduate School of Business. Presently, Mr. Barnum is a director of Filson Holdings, Inc., Oriental Trading Company, Inc., Quiksilver Corporation, The Teaching Company Holdings, Inc., Ariat International, Inc., ThreeSixty Asia Ltd and Zoe’s Kitchen Inc.

Mr. Barnum’s background in private equity and his public company board experience is invaluable to our board’s discussions of financial and capital market matters. As the Company formulates and executes its growth strategies, Mr. Barnum provides valuable insights and experiences regarding mergers and acquisitions and international expansion. Additionally, Mr. Barnum has been engaged in the retail and action sports industry for many years and his experience provides valuable guidance to the Company.

Gerald F. Ryles, 73, has served on our board of directors since August 2005. Until it was acquired in September 2003, Mr. Ryles was Chairman of the Board and a major shareholder of Microserv Technology Services, a privately held information technology services company. From January 1994 through January 2001, Mr. Ryles was also the Chief Executive Officer. He also has over 40 years of management experience in several different industries as well as management consulting experience with McKinsey & Company. He is a graduate of the University of Washington, and earned an M.B.A. from Harvard University. He also serves on the board of directors of Giant Campus an educational software company, and the State of Washington’s Board of Accountancy, where he is the Chairman.

Mr. Ryles’ extensive prior business experiences as a chief executive officer and his financial expertise are critical to our board and the audit committee in particular. Mr. Ryles’ consulting background and chief executive experience provides the Company with perspective regarding a number of different successful business strategies that help the Company formulate its operating and growth plans.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE

PREVIOUSLY NAMED

Continuing Director Whose Term Expires in 2011

Thomas D. Campion, 61, was one of our co-founders and has served on our board of directors since our inception in 1978. Mr. Campion has held various senior management positions during this time, including serving as our Chairman since June 2000. From November 1970 until August 1978, he held various management positions with JC Penney Company. Mr. Campion holds a B.A. in Political Science from Seattle University. Mr. Campion serves as the Board Chair of the Alaska Wilderness League, a Washington, D.C. based environmental group, and is on the board of Conservation Northwest, a Bellingham, Washington based environmental group. He is also the trustee of the Campion Foundation, a nonprofit organization focused on ensuring that biologically important ecosystems in Northwestern North American are preserved. The Foundation also works on homelessness issues in the Pacific Northwest.

Mr. Campion’s knowledge as a retailer and as the co-founder of the Company provide the board with invaluable insight into the Company’s business and its unique culture. Mr. Campion provides generational leadership, sales, marketing, merchandising and brand building experience and expertise. Mr. Campion’s particular knowledge and experience with Zumiez and its competition helps the Company formulate short and long-term strategies that have contributed to Zumiez differentiating itself in the specialty niche of action sports retailing. As the Company’s largest shareholder, Mr. Campion’s interests are aligned with other Zumiez shareholders interests to increase the long-term value of the Company.

Continuing Directors Whose Terms Expire in 2012

Richard M. Brooks, 50, has served as our CEO since June 2000. From August 1993 through June 2000, he served as a Vice President and our Chief Financial Officer (“CFO”). From November 1989 until February 1992, Mr. Brooks was with Interchecks, Inc., a subsidiary of Bowater PLC, as a finance officer. Mr. Brooks was with Deloitte, Haskins & Sells, currently known as Deloitte & Touche, from July 1982 to March 1989. Mr. Brooks holds a B.A. in Business from the University of Puget Sound. Mr. Brooks has served on the University of Puget Sound Board of Trustees from May 2002 to the present, where he serves as the Chairman of the Board of Trustees as well as serving on its Executive Committee, Development and Alumni Relations Committee, Compensation Committee and chairs its Audit Committee.

Mr. Brooks’ day to day leadership as our CEO provides him with detailed knowledge of our business and operations. Mr. Brooks provides generational leadership, sales, marketing, merchandising and brand building experience and expertise. Mr. Brook’s particular knowledge and experience with Zumiez and its competition helps the Company formulate short and long-term strategies that have helped Zumiez differentiate itself in the specialty niche of the action sports retail business. As the Company’s third largest shareholder, Mr. Brooks’ interest is aligned with other Zumiez shareholders interest to increase the long-term value of the Company.

Matthew L. Hyde, 47, was appointed to our board in December 2005 and is the Executive Vice President of Recreational Equipment Inc. (REI), which he joined in 1986. He currently oversees Marketing, Retail, Ecommerce & Direct Sales, Public Affairs and Customer Experience functions at REI. Mr. Hyde previously led REI’s online division, championing its award-winning multi-channel strategy. He currently serves on the board of the YMCA of the USA, and holds a Bachelor’s of Science degree from Oregon State University in Corvallis.

Mr. Hyde’s background in a retail company, including his online retail and brand marketing experience, is of critical importance to the board. Mr. Hyde also provides critical merchandising and brand building expertise because of his long tenure in specialty retail. Mr. Hyde’s successful expertise in building a retail brick and mortar, direct and multi-channel strategy provides insight and experience as the Company plans its growth in these channels of distribution.

James M. Weber, 50, was appointed to our board in April 2006 and is the President and CEO of Brooks Sports, a leading running shoe and apparel company, where he has been since 2001. Mr. Weber’s experience also includes positions as Managing Director of U.S. Bancorp Piper Jaffray Seattle Investment Banking practice, Chairman and CEO of Sims Sports, President of O’Brien International, Vice President of The Coleman Company and various roles with the Pillsbury Company. Mr. Weber earned an M.B.A., with distinction, from the Tuck School at Dartmouth College and is a graduate of the University of Minnesota. Presently, Mr. Weber is a director at the Seattle Sports Commission and at Bensussen, Deutsche and Associates.

Mr. Weber’s role as the chief executive officer of a sports related company and his extensive brand building, marketing and chief executive officer experience provide our boardwith a very useful perspective as the Company plans its growth strategies.

CORPORATE GOVERNANCE

Independence of the Board of Directors and its Committees

As required under NASDAQ Stock Market listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with our counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director or any of his family members and the Company, our senior management and our independent auditors, our board of directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for our Chairman Mr. Campion, and CEO Mr. Brooks.

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our board of directors are comprised of directors determined by the board to be independent within the meaning of the applicable NASDAQ listing standards.

Certain Relationships and Related Transactions

The Company made charitable contributions to the Zumiez Foundation in fiscal 2009 and fiscal 2008 of approximately of $331,000 and $368,000. Our Chairman, Thomas D. Campion, is a trustee of the Zumiez Foundation.

Policy and Procedures with Respect to Related Person Transactions

The Company recognizes that Related Person Transactions (defined as transactions, arrangements or relationships in which the Company was, is or will be a participant and the amount involved exceeds $10,000, and in which any Related Person (defined below) had, has or will have a direct or indirect interest) may raise questions among shareholders as to whether those transactions are consistent with the best interests of the Company and its shareholders. It is the Company’s policy to enter into or ratify Related Person Transactions only when the board of directors, acting through the audit committee of the board of directors determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the Company and its shareholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to Related Persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. A summary of the Company’s policies and procedures with respect to review and approval of related person transactions are set forth below

“Related Persons” are defined as follows:

1.	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

2.	any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

3.	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

4.	any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Directors and executive officers are required to submit to the audit committee a list of immediate family members and a description of any current or proposed Related Person Transactions on an annual basis and provide updates during the year.

In its review of any Related Person Transactions, the audit committee shall consider all of the relevant facts and circumstances available to the audit committee, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the audit committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The audit committee shall approve or ratify only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders as the audit committee determines in good faith. The audit committee shall convey the decision to the CEO or the CFO, who shall convey the decision to the appropriate persons within the Company.

Information Regarding the Board of Directors and its Committees

Our board has established an audit committee, compensation committee and governance and nominating committee. The board has adopted a written charter for each committee. The charters of these three committees are posted on the Company’s website and can be accessed free of charge at http://ir.zumiez.com and are available in print to any shareholder who requests them. The composition of our board committees complies with the applicable rules of the SEC and The NASDAQ Stock Market. The board has determined that Gerald F. Ryles is an audit committee financial expert as defined in the rules of the SEC.

Chairperson	Member	Lead Independent Director	Audit Committee Financial Expert

	Audit Committee	Governance & Nominating Committee	Compensation Committee

James M. Weber

Matthew L. Hyde

Gerald F. Ryles

William M. Barnum

Audit Committee

As more fully described in its charter, our audit committee has responsibility for, among other things:

•	the sole authority to appoint, determine the funding for, and oversee the independent registered public accounting firm;

•	assisting our board in monitoring the integrity of our financial statements and other SEC filings;

•

discussing with our management and our independent registered public accounting firm significant financial reporting issues and judgments and any major issues as to the adequacy of our internal controls;

•	reviewing our annual and quarterly financial statements prior to their filing with the SEC and prior to the release of our results of operations;

•

reviewing the independence, performance and qualifications of our independent registered public accounting firm and presenting its conclusions to our board and approving, subject to permitted exceptions, any non-audit services proposed to be performed by the independent registered public accounting firm;

•	oversight of the performance of the Company’s internal audit function; and

•	reviewing its charter at least annually for appropriate revisions.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

Governance and Nominating Committee

As more fully described in its charter, our governance and nominating committee, has the responsibility for, among other things:

•	recommending persons to be selected by the board as nominees for election as directors and as chief executive officer;

•	assessing our directors’ and our board’s performance;

•	making recommendations to the board regarding membership and the appointment of chairpersons of the board’s committees;

•	recommending director compensation and benefits policies;

•	reviewing its charter at least annually for appropriate revisions; and

•	recommending to the board other actions related to corporate governance principles and policies.

Compensation Committee

As more fully described in its charter, our compensation committee has responsibility for, among other things:

•

establishing the Company’s philosophy, policies, and strategy relative to executive compensation, including the mix of base salary, short-term and long-term incentive and equity based compensation within the context of the stated policies and philosophy including management development and succession planning practices and strategies;

•

reviewing corporate goals and objectives relevant to compensation of our CEO and other senior executives including review and approval of performance measures and targets for all executive officers participating in the annual executive incentive bonus plan and certify achievement of performance goals after the annual measurement period to permit bonus payouts under the plan;

•

determining and approving our CEO’s compensation and making recommendations to the board with respect to compensation of other executive employees, including any special discretionary compensation and benefits;

•	administering our incentive compensation plans and equity based plans and making recommendations to the board with respect to those plans;

•	making recommendations to our board with respect to the compensation of directors;

•	the sole authority to appoint, determine the funding for, and oversee the independent compensation consultant; and

•	reviewing its charter at least annually for appropriate revisions.

Succession Planning

Our CEO and board review at least annually the succession plan of our CEO and each of our named executive officers (“NEO” or “NEOs”). The compensation committee conducts an annual review of, and provides approval for, our management development and succession planning practices and strategies.

Our CEO provides an annual report to the board assessing senior management and their potential successors. As part of this process, contingency plans are presented in the event of our CEO’s termination of employment for any reason (including death or disability). The report to the board also contains the CEO’s recommendation as to his or her successor. The full board has the primary responsibility to develop succession plans for the CEO position.

Meetings of the Board of Directors and Board and Committee Member Attendance

Our full board of directors met seven times last year, the audit committee met four times last year, the compensation committee met five times last year and the governance and nominating committee met four times last year. The board of directors and the committees acted by unanimous written consent when required during the last fiscal year. Each board member attended 75% or more of the aggregate number of meetings of the board, and of the committees on which he served, that were held during the period for which he was a director or committee member, respectively. There were five board members in attendance at our May 27, 2009 annual shareholder meeting.

Shareholder Communications with the Board of Directors

The Company has a process by which shareholders may communicate directly with directors, including non-employee directors, by mailing such communication to the board in care of the Company’s Secretary, at the Company’s headquarters in Everett, Washington. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. All such communications will be forwarded to the intended director(s) without editing or screening. If these foregoing procedures are modified, then updated procedures will be posted on the Company’s corporate website.

Code of Conduct and Ethics

Our board has adopted a code of conduct and ethics applicable to our directors, executive officers, including our CFO and other of our senior financial officers, and employees, in accordance with applicable rules and regulations of the SEC and The NASDAQ Stock Market. The code of conduct is available at http://ir.zumiez.com under the “governance” section.

Corporate Governance Guidelines

Our board has adopted corporate governance guidelines that provide an overview of the governance structure maintained at the Company and policies related thereto. The guidelines are available at http://ir.zumiez.com under the “governance” section.

Executive Compensation Recovery Policy

The Company maintains an executive compensation recovery policy. Pursuant to this policy, the Company may recover incentive income that was based on the achievement of quantitative performance targets if the executive officer engaged in fraud or intentional misconduct that resulted in an increase in his or her incentive income. Incentive income includes all incentive income and compensation that the compensation committee considers to be appropriate based upon the circumstance.

The compensation committee has the sole discretion to administer this policy and take actions under it, including soliciting recommendations from the audit committee and the full board and retaining outside advisors to assist in making its determinations. The actions taken by the compensation committee are independent of any action imposed by law enforcement agencies, regulators or other authorities.

Director Nomination Procedures

The nominations to the board of directors were completed by the governance and nominating committee. The governance and nominating committee has established board membership criteria (discussed above) and the procedures for selecting new directors.

The nominations to the board of directors in our last fiscal year and through the date of this proxy statement were completed using procedures in accordance with the charter of the governance and nominating committee including the director qualifications, criteria and skills as outlined in such charter. These procedures include:

•

Initial review of potential director candidates by the committee as submitted by the independent directors of the board based on our established criteria for board membership including (without limitation) experience, skill set, diversity and the ability to act effectively on behalf of the shareholders and such other criteria as the committee may deem relevant from time to time.

•

Each director candidate was put forth for consideration as a director candidate independently by our independent directors based on their knowledge of the candidates. None of our independent directors had a relationship with any candidates which would impair his independence. Each candidate’s biography was reviewed by each member of the committee with the intention that each candidate would bring a unique perspective to benefit our shareholders and management.

•

Interviews of director candidates were conducted by members of the committee and senior management. These interviews confirmed the committee’s initial conclusion that candidates met the qualifications, criteria and skills to serve as a director of the Company.

•	Reference checks were conducted if further checks were required based on the level of knowledge about the candidate by members of the committee.

•	Background checks were conducted, including criminal, credit and bankruptcy, SEC violations and/or sanctions, work history and education.

•

Independence questionnaires were completed by candidates and then reviewed by the Company, the committee and the Company’s outside legal counsel to ensure candidates meet the requirements to be an independent director for the board, audit committee, compensation committee and the governance and nominating committee. The review also ensures the candidates positions do not conflict in any material way with Company business.

•

Conclusion to nominate a candidate is based on all of the procedures reviewed previously and the information attached. It is ensured through these procedures that the candidate appears to be well qualified to serve on the Company’s board of directors and its committees and appears to meet The NASDAQ Stock Market and SEC requirements to be able to serve as an independent director and as a member of the audit committee and any other committee the board may assign to such director.

No fees were paid to any third party search firms in connection with any director nominations.

The governance and nominating committee of the board will consider qualified nominees recommended by shareholders who may submit recommendations to the governance and nominating committee in care of our Chairman of the Board and Secretary at the following address:

Board of Directors and Chairman of the Board

c/o Corporate Secretary

Zumiez Inc.

6300 Merrill Creek Parkway, Suite B

Everett, Washington 98203

Nominees for director who are recommended by our shareholders will be evaluated in the same manner as any other nominee for director. Shareholder recommendations for director should include the following information:

•	the name, age, residence, personal address and business address of the shareholder who intends to make the nomination and of the person(s) to be nominated;

•

the principal occupation or employment, the name, type of business and address of the organization in which such employment is carried on of each proposed nominee and of the shareholder who intends to make the nomination;

•	a representation that the shareholder is a holder of record of stock of the Company, including the number of shares held and the period of holding;

•	a description of all arrangements or understandings between the shareholder and the recommended nominee;

•

such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended; and

•	the consent of the recommended nominee to serve as a director of the Company if so elected.

The governance and nominating committee may require that the proposed nominee furnish the committee with other information as it may reasonably request to assist it in determining the eligibility of the proposed nominee to serve as a director.

To submit a recommendation for director for an upcoming annual shareholder meeting, it is necessary that a proposing shareholder notify the Company and provide the information set forth previously, no later than 120 days prior to the corresponding date on which the Company’s annual proxy statement is mailed in connection with the most recent annual meeting.

General Director Nomination Right of All Shareholders

Any shareholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in Article I, Section 10 of the Company’s bylaws. Specifically, these provisions require that written notice of a shareholder’s intent to make a nomination for the election of directors be received by the Secretary of the Company not fewer than 120 days and not more than 150 days prior to the anniversary date of the prior year’s annual meeting of shareholders.

The Secretary will send a copy of the Company’s bylaws to any interested shareholder who requests them.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of April 1, 2010 by: (i) each of our directors; (ii) each of our NEOs; (iii) all of our NEOs and directors as a group; and (iv) each person, or group of affiliated persons, known by us to beneficially own more than 5% percent of our common stock. The table is based upon information supplied by our officers, directors and principal shareholders and a review of Schedule 13G reports filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on shares outstanding on April 1, 2010, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before May 31, 2010, which is 60 days after April 1, 2010. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted below, the address for each person that holds 5% or more of our common stock is c/o Zumiez Inc., 6300 Merrill Creek Parkway, Suite B, Everett, Washington 98203.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
Thomas D. Campion (1)	5,614,936	18.6%
Richard M. Brooks (2)	3,713,024	12.3%
Lynn K. Kilbourne (3)	248,065	*
Trevor S. Lang (4)	113,819	*
Ford W. Wright (5)	147,701	*
William M. Barnum Jr. (6)	98,374	*
Gerald F. Ryles (7)	32,637	*
James M. Weber (8)	24,256	*
Matthew L. Hyde (9)	24,256	*
All Executive Officers and Directors as a group (10 persons)	9,997,318	33.0%
T. Rowe Price Associates, Inc. (10)	4,015,400	13.2%
Wasatch Advisors, Inc (11)	2,168,377	7.2%
FMR, LLC (12)	2,134,937	7.1%
Wadell & Reed Financial Services, Inc. (13)	2,023,196	6.7%

*	Less than one percent.

(1)	Includes shares of common stock held by grantor retained annuity trusts for which Thomas D. Campion is trustee. Mr. Campion is our Chairman of the Board.

(2)	Mr. Brooks is our CEO and a Director.

(3)	Consists of 48,010 shares of stock held by Ms. Kilbourne (of which 24,510 shares are restricted that began vesting on September 2, 2009, 11,000 shares are restricted that began vesting on March 16, 2010 and 7,000 shares are restricted that begin vesting on March 15, 2011); 198,721 vested stock options and 1,334 stock options exercisable within 60 days of April 1, 2010. Ms. Kilbourne is our President and General Merchandising Manager.

(4)	Consists of 50,904 shares of stock held by Mr. Lang (of which 6,750 are restricted shares that vest through June 28, 2012, 15,500 are restricted shares that began vesting on March 16, 2010 and 6,800 are restricted shares that begin vesting on March 15, 2011); 61,249 vested stock options, and 1,666 stock options exercisable within 60 days of April 1, 2010. Mr. Lang is our CFO.

(5)	Consists of 75,051 shares of stock held by Mr. Wright (of which 11,500 shares are restricted that began vesting on March 16, 2010 and 5,950 shares are restricted that begin vesting on March 15, 2011); and 72,650 vested stock options. Mr. Wright is our Executive Vice President of Stores.

(6)	Consists of 74,374 shares of stock held by Mr. Barnum of which 5,104 shares are restricted and vest on May 26, 2010; 19,000 vested stock options and 5,000 shares subject to options exercisable within 60 days of April 1, 2010. Mr. Barnum is one of our directors.

(7)	Consists of 8,637 shares of stock held by Mr. Ryles of which 5,104 shares are restricted and vest on May 26, 2010; 19,000 vested stock options and 5,000 shares subject to options exercisable within 60 days of April 1, 2010. Mr. Ryles is one of our directors.

(8)	Consists of 10,256 shares of stock held by Mr. Weber of which 7,923 shares are restricted that vest on May 26, 2010 and 14,000 vested stock options. Mr. Weber is one of our directors.

(9)	Consists of 10,256 shares of stock held by Mr. Hyde of which 7,923 shares are restricted that vest on May 26, 2010 and 14,000 vested stock options. Mr. Hyde is one of our directors.

(10)	This information is based solely on a Schedule 13G/A dated February 12, 2010 filed by T. Rowe Price Associates, Inc. (“Price Associates”). These securities are owned by various individual and institutional investors which Price Associates servers as investment adviser with power to direct investments and/or sole power to vote securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(11)	This information is based solely on a Schedule 13G dated February 16, 2010 by Wasatch Advisors, Inc., registered under section 203 of the Investment Advisers Act of 1940. The business address of Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, Utah 84111.

(12)	This information is based solely on a Schedule 13G/A dated February 16, 2010 filed by FMR LLC. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly- owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,134,937 shares or 7.056% of the Common Stock outstanding of Zumiez Inc (“the Company”) as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,134,937 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(13)

This information is based solely on a Schedule 13G/A dated February 16, 2010 filed by Waddell & Reed Financial, Inc. The securities reported on herein are beneficially owned by one or more open-ended investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company (“IICO”), an investment advisory subsidiary of Waddell & Reed Financial, Inc. (“WDR”) or Waddell & Reed Investment Management Company (“WRIMCO”), an investment advisory subsidiary of Waddell & Reed, Inc. (“WRI”). WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company (“WRFSI”). In turn, WRFSI is a subsidiary of WDR, a publicly traded company. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Therefore, IICO and/or WRIMCO may be deemed the beneficial owner of the securities covered by this statement under Rule 13d-3 of the Securities Exchange Act of 1934 (the “1934 Act”). IICO, WRIMCO, WRI, WRFSI and WDR are of the view that they are not acting as a “group” for purposes of Section 13(d) under the 1934 Act. Indirect “beneficial ownership” is attributed to the respective parent companies solely because of the parent companies’ control relationship to WRIMCO and IICO.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 30, 2010, all applicable Section 16(a) filing requirements were met, and that all such filings were timely except that late Form 4 reports were filed for Lynn Kilbourne, Trevor Lang and Ford Wright on March 23, 2009, for the reporting of an annual grant of restricted stock and stock options.

EXECUTIVE OFFICERS

As of the end of fiscal 2009 the names, ages and positions of the current non-director executive officers of the Company are listed below, along with their respective business experience during the past five years. No family relationships exist among any of the directors or executive officers of the Company.

Trevor S. Lang, 39, has served as our Chief Financial Officer and Secretary since June of 2007. He had served as Vice President of Finance for Carter’s, Inc. since January 2003. At Carter’s, Mr. Lang was responsible for the management of the corporate accounting and finance functions. From September 1999 until joining Carter’s in 2003, Mr. Lang served in a progressive series of Vice President roles in the finance area at Blockbuster Inc., culminating in his role as Vice President Operations Finance where he was responsible for accounting and reporting for over 5,000 company-owned and franchised stores. From 1994 until 1999, Mr. Lang worked in the audit division of Arthur Andersen reaching the level of audit manager. Mr. Lang is a 1993 graduate of Texas A&M University with a BBA, Accounting. He is also a Certified Public Accountant.

Lynn K. Kilbourne, 47, has served as our President and General Merchandising Manager (“GMM”). since September 2008. Prior to September 2008 and since September 2004, Ms. Kilbourne served as our Executive Vice President and GMM. From July 1991 until May 2001, she was with Banana Republic, a subsidiary of Gap, Inc., in various senior management positions. After leaving Banana Republic, Ms. Kilbourne served as an independent consultant in the retail industry until she joined Zumiez in September 2004. Ms. Kilbourne holds a B.A. in Economics and Political Science from Yale University and an M.B.A. from the Harvard University Graduate School of Business Administration.

Ford K. Wright, 42, has served as our Executive Vice President of Stores since March 2007. From May of 2000 through February 2007 he served as the Director of Store Systems. From June 1994 through April 2000 Mr. Wright has served in Store, District and Regional Management positions. Prior to June of 1994 Mr. Wright was employed with Nordstrom. Mr. Wright has over 20 years experience in the retail and wholesale clothing industry.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s basis for competitive advantage is its culture—conceived, developed and maintained as a unique and powerful basis for engendering commitment, accountability, competitiveness and creativity among all staff. The objective of the Company’s compensation discussion and analysis is to describe how, for the NEOs, the Company links its culture to compensation philosophy and then to compensation strategy; and, to explain how the Company executed its compensation strategy during the last year. While the discussion and analysis focuses on the NEOs in the compensation tables in this proxy statement, the Company links culture, compensation philosophy and compensation strategy, that is pervasive throughout the organization from the seasonal sales person to each of the NEOs.

Fiscal 2009—A Review of This Past Year

When determining fiscal 2009 target compensation, the Company expected the trends that negatively impacted Zumiez in the second half of fiscal 2008 to continue into fiscal 2009. As a result, the compensation committee did not give any base salary increases to the NEOs because it believed the compensation levels were competitive, in line with historical practice and the Company’s performance did not warrant increases. The compensation committee believed the compensation structure outlined in previous years was still relevant and appropriate, so the Short-term Cash Based Incentives and stock based compensation components of compensation were designed to follow the same methodology and is discussed in further detail below.

Fiscal 2009 was a difficult year for Zumiez. The global “great recession” affected all business, including Zumiez. Record high unemployment, coupled with an increase in consumer savings, the downturns in the housing, mortgage and credit markets, negatively impacted consumer discretionary spending. Throughout the year Zumiez focused on three main priorities:

1.	Improving our “value” proposition with our customers through sales, merchandising and marketing efforts, while at the same time keeping true to our branded action sports niche.

2.	Continuing to invest in new stores, training and hiring talented employees and infrastructure projects which we believe will allow us to be a growth company in the future.

3.	Improving our capitalization with a particular emphasis on liquidity by lowering costs (both operating and capital) across targeted areas.

While the first half of fiscal 2009 was more challenging when compared to fiscal 2008, the second half of the year saw improved sales, product margin and profitability, particularly in the fourth quarter of fiscal 2009. As we moved into the back-to-school selling season in the third quarter, we saw a marked improvement in the trends relative to first half of the year’s performance. These improved trends continued into the holiday season, our fourth quarter, and we experienced increased sales and profitability when compared with the fourth quarter of fiscal 2008. The table below summarizes our comparable store sales and diluted earnings per share by quarter.

	Comparable Store Sales
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal 2009	(15.3)%	(18.8)%	(8.0)%	(1.7)%
Fiscal 2008	(0.8)%	(1.7)%	(5.8)%	(13.4)%

Change	(14.5)%	(17.1)%	(2.2)%	11.7%

	Diluted Earnings Per Share
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal 2009	$(0.06)	$(0.10)	$0.17	$0.29
Fiscal 2008	0.05	0.09	0.23	0.21

$ Change	$(0.11)	$(0.19)	$(0.06)	$0.08

% Change	N/M	N/M	(26.1)%	38.1%

In summary, for the year we experienced a comparable store sales decrease of 10.0% and a reduction in diluted earnings per share of 48.3% from $0.58 in fiscal 2008 to $0.30 in fiscal 2009. However, we did see an improvement in product margin of 0.5% and this improvement in product margin resulted in the achievement of the “stretch challenge” in our Short-term Cash Based Incentives for our NEOs. Accordingly, the NEOs were paid the bonus payout under the plan for this component of the Short-Term Cash Based Incentives. However, total direct compensation paid to all our NEOs for fiscal 2009 fell considerably below the target levels.

Fiscal 2010—A Look At the Upcoming Year

Although the United States economy has shown some stabilization in the second half of 2009 and into the first quarter of 2010 and our business performed better in the fourth quarter of 2009, the Company recognizes the difficult economic situation many consumers face and is still planning the business in a conservative manner. The compensation committee evaluated compensation for fiscal 2010 with an eye toward balancing retention of key executive officers with our pay for performance principles and anticipated costs to the Company. With this in mind, the compensation committee kept the same elements of compensation for fiscal 2010 as the elements in place for fiscal 2009. As such, fiscal 2010 target total direct compensation consists of base salary, annual Short-Term Cash Based Incentives and long-term incentive compensation in the form of stock options and restricted stock. The compensation committee believes this combination of elements of compensation is the appropriate mix to motivate future performance, drive Company results and retain executive officers. The compensation committee will continue to evaluate both qualitative and quantitative results of the NEOs and performance relative to peers and survey studies when evaluating total direct compensation for the upcoming year.

The Zumiez Culture

While every organization has a culture, even if it is a culture by default, the Company believes that the Zumiez culture is unique. The Company believes it is well defined, understood widely and thoroughly among all staff, reinforced and exemplified by leaders held accountable for doing so and integrated into the daily practices and processes throughout the business. The Company believes the Zumiez culture is a competitive advantage and is built on a set of shared values that have been in place since the inception of the business. These shared values include:

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Empowered managers—The Zumiez culture pushes decision making down to the appropriate level in the organization within the context of appropriate guidelines, controls and procedures. This gives our managers throughout the organization the ability to impact their results creating increased accountability, clear measurements and a sense of ownership throughout the organization.

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Teaching and learning—Our culture strives to integrate quality teaching and learning experiences throughout the organization. We do this through a comprehensive training program which primarily focuses on sales and customer service training. Our training programs have been developed internally and are almost exclusively taught internally by Zumiez employees to Zumiez employees. The training programs have been developed to empower our managers to make good retail decisions.

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Competition—We believe that Zumiez employees enjoy competing. Our entire system is built around creating opportunities for people to compete and to be recognized for their contributions. This is reflected in everything we do including empowering managers, building competition into almost all of our training and in how we recognize the successes of our employees throughout the organization.

•	Fairness and honesty—Along with our employees, we strive to be fair and honest in all of our relationships. This includes how we work with each other, our suppliers, our landlords and our customers.

Culture and Compensation Philosophy

The Zumiez culture guides how we manage our business and it permeates through our compensation philosophy. We believe our culture itself has value to our employees. Our culture allows our employees throughout the organization to make appropriate decisions to impact their results as well as the Company’s financial results. We believe the competitive people we hire and the training we provide helps us generate strong operating results and we believe that our employees’ value working in this kind of environment.

The compensation committee believes the purpose of the compensation program for our NEOs is to help attract, retain, align, motivate and reward executives capable of understanding, committing to, maintaining and enhancing the culture; and, with culture as a centerpiece of our competitive advantage, establishing and accomplishing business strategies and goals that we believe makes the Company an attractive investment for shareholders. To do so, the compensation committee believes the compensation program should offer compensation opportunities that:

•	are externally competitive with compensation paid by companies in the market for executive talent;

•	reward performance by linking compensation to quantitative and qualitative goals that the compensation committee believes is in the best long-term interest of shareholders;

•	are internally fair and consistent;

•	drive long-term shareholder thinking by delivering a majority of the NEOs compensation in the form of equity that is directly linked to our stock price;

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are an effective blend of guaranteed and at-risk components, where the proportion of guaranteed pay is less than average and the proportion of at-risk pay is greater than average when compared to the competitive survey data;

•	for at-risk components of pay, are an effective balance between short-term and long-term mechanisms; and

•	provide nominal executive perquisites.

In structuring a competitive opportunity for each executive officer, the compensation committee evaluates and takes into account the total stock accumulated and owned by the executive as a result of equity-based award plans. The compensation committee believes that at-risk components should result in compensation for the executive only if justified by performance. For Zumiez executives, “performance” means, first of all, doing the right things—building the culture and achieving the financial results that clearly drive the creation of shareholder value. The compensation program must align the interests and motivations of executives with those of shareholders. Secondly, performance means doing things right—acting as strong, respected and acknowledged leaders of staff; and, as role models of leadership behavior in the community at-large. We believe that exemplary executive behavior helps to support sustainable long-term creation of shareholder value.

The compensation committee intends to continually explore, consider and introduce enhanced or new compensation approaches and elements for NEOs as appropriate. Firstly, Zumiez is a strong player in the action sports retail market. Secondly, the economic, business, industry, regulatory and competitive executive compensation environments experience continual change. Therefore, the committee believes the compensation program for NEOs must continue to evolve to help strengthen the Company’s competitive business advantage in the marketplace. The current regulatory environment, specifically share based compensation guidelines, provide new or enhanced opportunities to link equity-based compensation to Company performance. In fiscal 2008, the compensation committee explored how to take advantage of these opportunities and introduced Performance

Based Restricted Stock (“PBRS”) to the NEOs, other than the Chairman and CEO, and to other key members of senior management. This compensation structure shows the compensation committee’s commitment to initiate new compensation structures that align our executives’ long-term incentives to shareholder’s interests. While we did not issue PBRS in fiscal 2009 nor do we intend to issue any in fiscal 2010, due to the difficult economic challenges, we do plan to revisit this type of compensation structure when a more normalized economic environment returns.

Who is Involved in Compensation Decisions for NEOs

The role of the compensation committee—The compensation committee oversees and governs the compensation of the NEOs. The compensation committee is currently composed of two independent outside directors. The compensation committee was comprised of three independent outside directors until David DeMattei resigned from the board of directors on December 4, 2009. The compensation committee determines compensation considering the Company’s culture and compensation philosophy, previously described, for the purpose of incentivizing and motivating the NEOs to deliver long-term value to shareholders. The compensation committee’s responsibilities are to:

•	Establish and articulate the philosophy, rationale and strategy for compensating all NEOs.

•	Approve and oversee group and individual compensation plans designed to fulfill Company philosophy and strategy.

•	Develop, recommend and justify to the board all compensation decisions and actions for the CEO.

•	Review and approve all compensation decisions and actions for other NEOs.

•	Review and approve any up-front performance measures, goals, standards, weightings and formulas that may be used to determine future conditional awards for NEOs.

•	Ensure the ongoing success of our compensation program for NEOs by seeking, pursuing, evaluating and implementing improvements.

•	Review total compensation in relation to survey analysis.

•	Evaluate the enterprise risk associated with all forms of compensation.

The compensation committee meets a minimum of twice a year and in fiscal 2009 met five times. The compensation committee’s charter is available on-line at http://ir.zumiez.com.

The role of NEOs—The NEOs, and in particular the CEO, provide and explain information requested by the compensation committee and are present at compensation committee meetings as requested by the compensation committee. The NEOs are not present during deliberations or determination of their respective compensation.

On behalf of the compensation committee, the CEO has the following specific responsibilities:

•	Develop, recommend and justify to the compensation committee compensation decisions and actions for NEOs other than the CEO.

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Develop, recommend and justify to the compensation committee any up-front performance measures, goals, standards, weightings and formulas that may be used to determine future conditional awards for the compensation program for NEOs.

•	Report to the compensation committee experiences with the compensation program for NEOs and present any perceived opportunities for improvement.

•	Communicate appropriate information about the compensation committee’s actions and decisions to the other NEOs.

The role of external advisors—At the compensation committee’s discretion, it may engage and consult with external advisors as it determines necessary to assist in the execution of its duties. External advisors have the following responsibilities:

•	Provide research, analysis and expert opinions, on an as-requested basis, to assist the compensation committee in education, deliberations and decision-making.

•	Maintain independence from the management of the Company.

•	Interact with members of management only with the approval of the chair of the compensation committee.

All external advisors are engaged directly by the compensation committee and independently of the management of the Company.

The compensation committee periodically engages a compensation consultant to work with the compensation committee on its compensation deliberations. During the 2008 and 2009 fiscal years, the compensation committee asked the consultant to review the alignment of the Company’s culture with its compensation philosophy and provide an assessment of compensation levels and advise the compensation committee on compensation strategies based on a market analysis taking into account recruiting goals, and retaining and motivating talent to build shareholder value. The compensation committee and the Company believe the compensation consultant is independent of the Company and management.

The role of outside counsel—The compensation committee consults with outside legal counsel to advise on its deliberations. Outside legal counsel attends compensation committee meetings as deemed appropriate by the compensation committee and is also available between compensation committee meetings to advise the compensation committee.

Compensation Goals and Strategy for NEOs

Simplicity and Transparency. The compensation committee seeks simplicity and transparency in the compensation program for our NEOs. Therefore, the program focuses on easily understood components of clearly determinable value—base salary, Short-Term Cash Based Incentives, and long-term equity awards. We refer to the combination of these as “total direct compensation.” The compensation committee does not use supplemental executive benefits and perquisites that are not also provided to all Company employees.

Attractive Compensation Opportunities. The compensation committee believes in and commits to planning for internal succession; however, the Company must be positioned to attract and retain high-caliber executive talent in the external marketplace. It believes it must be positioned to bring in seasoned, proven individuals from within the industry and beyond who can perform the full scope of their roles from time of hire. Establishing and maintaining the ability to attract and retain talent is a top priority for compensation of NEOs. To address this priority responsibly on behalf of shareholders, the compensation committee works each year to:

•	Establish a conservative salary range for each position to guide salary hiring offers and salary increase decisions.

•	Establish a competitive total annual cash compensation opportunity for each position through annual cash incentives where payout is contingent on performance.

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Provide opportunities to earn stock incentives in proportions so that the long-term opportunity for each NEO to earn total direct compensation (salary plus annual cash incentives plus stock incentives) is above average should shareholders realize above average returns.

Pay-at-Risk. The compensation committee is committed to pay-at-risk. “Pay-at-risk” means compensation that is earned only upon clear evidence that the interests of shareholders have been served. By design, the proportion of each NEOs total direct compensation that is at risk is greater than what is typically observed in the marketplace. Conservative base salaries are combined with above-average cash and stock incentives to create a total package that is competitive. We believe the pay-at risk philosophy is evidenced by the fact that no NEO has been paid the maximum total incentive compensation during the last three years.

Pay for Performance. The compensation committee believes pay-at-risk enables pay for performance. It allows major portions of total direct compensation (as described previously) to be paid only when short-term and long-term interests of shareholders have been met.

For short-term (annual) pay-for-performance for the NEOs as a group, the compensation committee has the following goals:

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Drive alignment around three Company-wide measures of performance: (1) comparable store sales results, (2) product margin and (3) diluted earnings per share. The compensation committee believes these are the best measures because they have the largest impact on Zumiez ability to grow profitability and provide clarity to individual executives. We calculate these performance measures as follows:

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Comparable store sales—We report “comparable store sales” based on net sales beginning on the first anniversary of the first day of operation of a new store. Our comparable store sales also include our ecommerce sales. Changes in our comparable store sales between two periods are based on net sales of stores which were in operation during both of the two periods being compared and, if a store is included in the calculation of comparable store sales for only a portion of one of the two periods being compared, then that store is included in the calculation for only the comparable portion of the other period. Any change in square footage of an existing comparable store, including remodels, does not eliminate that store from inclusion in the calculation of comparable store sales. There may be variations in the way in which some of our competitors and other apparel retailers calculate comparable or same store sales. As a result, data herein regarding our comparable store sales may not be comparable to similar data made available by our competitors or other retailers.

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Product margin—Product margin is calculated as cost of goods purchased from our private label vendors, including importing and inbound freight costs, and third party manufacturers, sold to our customers, divided by our net sales. Our net sales consist of revenue recognized upon purchase by our customers, net of actual sales returns, excluding shipping revenue.

•	Diluted earnings per share—Diluted earnings per share is calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

•	Provide for the risk of zero annual Short-Term Cash Based Incentives payout should performance expectations not be met.

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Average awards upon achievement of performance measures that, in the judgment of the board are in the best long-term interests of the shareholders, would be expected in light of industry, company size, company maturity, prevailing business conditions, and any need to draw upon short-term earnings to fulfill strategic goals (such as growth, market share, or innovation).

•	Provide for pay-at-risk, i.e., performance expectations that are challenging, but achievable.

•	Proactively communicate to all NEOs performance expectations in order to establish clear incentive for achievement.

•	Provide for upside compensation potential for earnings growth that is beyond Company expectations.

•	Set forth prudent limits, or caps, on upside potential to ensure no possibility of payouts that might be judged by shareholders as unjustifiable or excessive.

•	Allow for flexibility to attract and retain executives.

For long-term pay-for-performance (long-term equity incentive), the compensation committee’s goal is to link the ultimate compensation amounts realized by NEOs directly and exclusively to the Company’s long-term common stock price change. To do so, the compensation committee makes use of stock-based awards for all NEOs (except as noted below).

The compensation committee has used, and intends to make use of, both gain-based stock awards (stock options) and full-value stock awards (restricted stock). The compensation committee determines on an annual basis for each NEO the total value of an award, based on a competitive range, that best reflects in the compensation committee’s judgment both the individual’s long-term track record of success and potential for long-term value-added future contributions.

Gain-based awards have widespread use and have upside potential that can be highly motivational however, the compensation committee; (i) is aware that gain-based awards have no downside potential similar to that of holding outright shares of stock; (ii) recognizes that the exclusive and substantial use of gain-based awards have historically been noted by the investment community as a potential contributor to misguided or unacceptable decisions on the part of executives in certain other companies; and (iii) knows that historic accounting advantages for the use of gain-based awards no longer exist. In addition, the compensation committee is aware of the executive compensation trend among publicly-held companies to utilize less gain-based awards in favor of full-value awards such as restricted stock. Therefore, the compensation committee continues to review and has deployed full-value restricted stock awards to help offset and balance the disadvantages of gain-based awards for achieving pay-for-performance and other compensation goals while retaining the advantages of gain-based awards. The mix of gain-based awards and full-value awards is evaluated annually by the compensation committee and adjusted based on input from the compensation consultant and the CEO; all in the context of the marketplace, our compensation philosophy, and what the compensation committee believes is in the best interest of the shareholders and the NEOs. The compensation committee also allows some deference to the NEOs in the allocation between stock options and restricted stock, so long as the total compensation charge to the Company is equal to what was approved by the compensation committee.

Executive Officer Continuity. Undesirable, unanticipated or untimely departure of an executive officer is a risk to the Company that the compensation committee works to avoid. The risk stems from the potentially high costs of recruiting, relocation, operational disruption, reduced morale, turnover ripple effects among staff, negative external perceptions, reduced external confidence and lost intellectual capital.

The compensation committee encourages executive officer continuity by granting stock awards to an NEO where the ultimate realization of value not only depends on stock price, but also on the NEO remaining with the Company for many years. Accordingly, if a NEO was to depart from the Company then he or she could forfeit potentially substantial amounts of unrealized compensation.

Shareholder Mentality. We believe it is in the best interests of shareholders for Zumiez leaders to feel, think and act like shareholders, and to have a “shareholder mentality” as they go about envisioning, planning for and executing operations. The compensation committee seeks to cultivate NEOs with a shareholder mentality by having NEOs receive, accumulate and maintain significant ownership positions in Zumiez through annual equity grants.

Within this concept, through equity awards granted over time, each NEO of the Company has the ability to establish and maintain a valuable ownership in the Company.

Enterprise Risk and Compensation

The compensation committee considers all facets of the NEOs compensation structure and believes it appropriately balances the drive for financial results and risks to the Company. The compensation committee aligns executive compensation with shareholder interests by placing a majority of total compensation “at risk,”

and increasing the amount of pay that is “at risk” as the executives achieve higher levels of performance. There are no individuals subordinate to the NEOs that can earn a higher annual or long-term incentive than the NEOs. “At risk” means the executive will not realize value unless performance goals, which are tied directly to Company’s long-term common stock price, are attained. The majority of the long-term based compensation vests over several years and is not tied to specific financial metrics. The short term incentives are tied to easily measureable financial metrics that the compensation committee believes are consistent, transparent and drive shareholder value, ie; comparable store sales, product margin and diluted earnings per share. By combining annual cash incentives tied to short-term financial performance along with the majority of the NEOs long-term wealth creation tied to stock performance, we believe an appropriate balance exists between rewarding performance without excessive risk taking. In addition we believe the short-term incentives in place that are tied to financial performance do not provide excessive risk to the Company as they are capped at no more than 150% of base pay for our President and GMM, 140% for our CFO, 110% for our Executive Vice President of Stores and 100% for our Chairman and CEO. The compensation committee believes that the overall executive compensation policy contains less than a ‘reasonable likelihood’ of material risk.

Summary of the Elements of NEO Compensation

The compensation committee utilizes five primary elements for compensating NEOs:

•	Base Salary

•	Bonus

•	Non-Equity Incentive Plan Compensation (“Short-Term Cash Based Incentives”)

•	Stock Option Grants

•	Restricted Stock Grants

Total Pay Philosophy—Our “Total Pay” compensation philosophy is designed to recognize and reward the contributions of all employees, including executives, in achieving our strategic goals and business objectives, while aligning our compensation program with shareholder interests. We regularly assess our total pay package, and we adjust it as appropriate to remain competitive and to enable us to attract and retain our NEOs. We believe our total pay practices motivate our executives to build long-term shareholder value.

Base Salary is a pre-set fixed cash amount that is delivered regularly in equal portions through the year. Each NEOs annual base salary rate is reviewed from time to time and at least annually by the compensation committee. Outside of the CEO, the review is based on recommendations of the CEO.

Bonuses may be awarded from time to time in order to attract and retain key NEOs. These bonuses when awarded, are generally in addition to NEOs participating in Short-Term Cash Based Incentives and are considered in the executive’s total direct compensation.

Short-Term Cash Based Incentives are based on pre-set opportunities for cash awards to be paid after the end of the year based on performance (Company and individual) for the year. Actual payouts may be between zero and twice the target amount, where the target amount is that established for each NEO by the compensation committee if target goals are achieved.

Stock Option Grants are opportunities granted from time to time (usually annually or at the time of hiring) to an NEO to purchase Company common stock at some future time at a pre-established fixed price set at the time of grant. This price is the actual market price of the stock at the time of grant. The right to exercise options in a particular grant is accumulated over a number of years, and is subject to vesting based upon continued employment with the Company.

Restricted Stock Grants are awards of common voting shares of stock that are granted from time to time (usually annually or at the time of hiring) to each NEO. The right to earn the stock is contingent upon continued employment over a period of time.

The compensation committee views the elements of total direct compensation for NEOs as an integrated orchestrated package to achieve all of the compensation goals described in the immediately preceding section of this discussion.

The Compensation process

Gathering information—The compensation committee gathers together information to help it assess compensation for the NEOs, including:

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Tally sheets—The Company uses tally sheets for each of the NEOs to summarize the significant components of compensation. At Zumiez, the components of compensation generally include salary, Short-Term Cash Based Incentives, bonuses, equity incentives, 401K discretionary match and clothing discounts. The tally sheets are compared to targeted total compensation. The tally sheets are used to help prepare the tables that follow this compensation discussion and analysis.

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Surveys—At the compensation committees direction, the compensation consultant performed an analysis of compensation data from six surveys including: Apparel Industry Compensation Survey, ICR Ltd., U.S. Long-term Incentive and Equity Survey, Mercer Human Resources Consulting Inc., U.S. Retail Compensation and Benefits Survey, Mercer Human Resources Consulting Inc., Northwest Executive Compensation Survey, Milliman, Executive Compensation, Compdata Surveys, Regression Analysis of Compensation Survey Data, Watson Wyatt Worldwide. The consultant analyzed the survey data by considering companies of similar size nature and scope and taking into account our industry growth rate and geographic location. The consultant examined the data for aberrations, weighted observations and applied statistical methods and modeling techniques to determine the competitive market for salary, bonus and equity incentives awards. Management did not participate in any part of the survey analysis.

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Fiscal 2009 results—The compensation committee has access to the Company’s fiscal 2009 operating plans and budgets as approved by the board of directors in March 2009. Management updates the compensation committee and the board on actual performance compared to budgets and summarizes for the compensation committee how the Company and the NEOs performed against the performance targets.

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Fiscal 2010 operating and financial plans—The compensation committee also receives the Company’s operating plan and budgets for fiscal 2010 as approved by the Company’s board of directors. The compensation committee uses this information to help establish performance targets for the upcoming fiscal year.

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Audited results—The compensation committee reviews the final audited results to confirm that performance targets were achieved. No incentive awards are made until audited results are received by the board.

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Wealth creation schedules—The compensation committee requests that management prepare wealth creation schedules for each NEO showing accumulated equity (both vested and unvested) and the amount of vested equity awards exercised and the related pre-tax proceeds.

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Performance of teen specialty retailers—The compensation committee requests that management prepare a schedule for a group of teen retailers comparing same-store sales results for the last four fiscal years and the percentage change in diluted earnings per share comparing the most recent year-end results to the previous year. The teen retailers include: Abercrombie & Fitch, Aeropostale, American Eagle, Hot Topic and Pacific Sunwear. The group was selected because they are generally considered to be leading lifestyle retailers in the teen market. All of the information for these retailers was summarized from publicly available date. The compensation committee compares the Company’s relative performance as an additional data point understanding that all of these companies are larger and may have significantly different business models with significantly different growth profiles.

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Evaluations—The compensation committee receives a self-evaluation and confidential upward evaluations of the CEO and summary evaluations of the remaining NEOs. The compensation committee chair solicits the full membership of the board for feedback on the CEO’s performance and prepares the CEO’s annual evaluation for review by the full compensation committee.

There is discretion inherent in the compensation committee’s role of establishing compensation for the NEOs. The compensation committee has attempted to minimize discretion by focusing on the three objective financial measures it considers to be the long-term drivers of the Company’s business; comparable store sales, product margin, and diluted earnings per share. These three measures have historically been used exclusively to determine the Short-Term Cash Based Incentives and are also key considerations in determining changes to base salaries and long-term equity incentives. Some discretion is used by the compensation committee in evaluating the qualitative performance of the NEOs in determining base salaries and payment of discretionary bonuses. Some discretion is also used in the granting of long-term equity incentives to help NEOs build wealth through ownership of Zumiez stock. However, in all of these uses of discretion the compensation committee is also governed by the overall compensation philosophy. The compensation committee also takes into consideration survey analysis, changes in year over year compensation and total compensation.

Analysis

Once all the financial measures data is collected, the compensation committee reviews the data and asks management to clarify as appropriate. The compensation committee then works with its compensation consultant to determine fair and competitive compensation for each of the NEOs. During its deliberations the compensation committee considers many factors, including:

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Focus on total compensation—Historically, the Company has compensated its NEOs with a significant amount of long-term equity incentives. This approach is consistent with Zumiez culture and its compensation philosophy. Our compensation consultant reviewed the fiscal 2009 compensation structure and compared it to the survey data previously described. For companies of similar size, scope and nature the NEOs, other than the CEO and the Chairman, total cash compensation (base salary and Short-Term Cash Based Incentives) ranked at approximately the 50th percentile for comparable companies. When equity incentives were added in to arrive at total compensation the same NEOs compensation ranked approximately in the 90th percentile for comparable companies.

On an on-going basis the compensation committee currently intends to structure the compensation program to:

•	Provide conservative salaries (40th percentile against survey analysis).

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Establish average (50th percentile) total cash compensation opportunities (base salary, bonus and Short-Term Cash Based Incentives) against survey analysis. Through the bonus and annual cash incentive opportunity, a large portion of this cash compensation is non-equity incentive subject to achieving qualitative as well as financial and operating targets.

•	Compensate NEOs (excluding our Chairman and CEO) at the 50th percentile when compared against survey analysis.

The compensation committee will evaluate this mix of compensation annually to reflect the maturity, complexity, and size of the business and to insure alignment with the long-term interest of shareholders.

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Wealth accumulation—The compensation committee considers the accumulated wealth from previous equity incentives granted to each NEO. In the case of our Chairman and our CEO who own 18.6% and 12.3% of the Company respectively, the compensation committee has concluded that each executive owns a sufficient amount of equity to align them with the long-term interests of shareholders. Because of this, neither our Chairman nor our CEO has received equity grants for the last four years. Additionally, because of our conservative cash compensation structure, both of these executives appear to be significantly under compensated when compared with the survey data of comparable companies.

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Internal pay equity—The compensation committee considers the relationship between the compensation of our CEO and the other NEOs for reasonableness. Because of our approach to compensation, the compensation committee believes the relatively close parity of compensation is appropriate for the CEO and the other NEOs.

Based on our compensation philosophy and all the factors and information gathered as described previously, the compensation committee reviewed each component of compensation and made the following awards during fiscal 2009.

Base Salary

In March 2009, the compensation committee met and reviewed the evaluations of the NEOs and the overall performance of the Company against three objective measures; (1) comparable store sales performance, (2) product margin and (3) diluted earnings per share. Based upon the performance of the Company in fiscal 2008, the compensation committee decided to maintain the base salaries for fiscal 2009 at the fiscal 2008 level as follows:

Executive Officer	2009 Base Salary	Increase Over Prior Year
Thomas D. Campion, Chairman of the Board	$262,500	0.0%
Richard M. Brooks, Chief Executive Officer	$262,500	0.0%
Lynn K. Kilbourne, President and General Merchandising Manager	$350,000	0.0%
Trevor S. Lang, Chief Financial Officer and Secretary	$262,500	0.0%
Ford W. Wright, Executive Vice President of Stores	$225,000	0.0%

The compensation committee sets executive base salaries at levels it believes are competitive based on each individual executive’s role and responsibilities. The compensation committee reviews base salaries for executive officers on an annual basis, at the time of hire and promotion and for other changes in responsibilities. Base salary changes also impact target annual incentive bonus amounts, and actual annual incentive bonus payouts, because they are based on a percentage of base salary. When reviewing each executive’s base salary, the compensation committee considers the level of responsibility and complexity of the executive’s job, whether individual performance in the prior year was particularly strong or weak and the salaries paid by survey analysis for the same or similar positions. Consistent with the philosophy discussed previously, our executive base salaries generally are set at less than the median for comparable positions based on survey analysis. For fiscal 2009, the compensation committee did not award any executive officer an increase in base salary because of the difficult business environment in fiscal 2009.

Bonus

While we continue to open new stores and invest for the future, and have been for many years, the compensation committee recognizes that the recession is severe and that it has negatively impacted the broad economy, virtually every industry including consumer discretionary spending businesses and the Company. We believe that our current strong capital position, as evidenced by our cash and net working capital, reflect the strength of the Company now and its prospects for successfully navigating this economic cycle.

The current economic challenge is one of the longest and most severe in decades and there is uncertainty as to how long it will last and how much more severe it may become. In this environment there is a wide range of possible financial performance outcomes for the Company. This variability makes setting targets for Short-Term Cash Based Incentives difficult. The compensation committee also recognizes that in this environment preserving the Company’s strong financial position and retaining key management is critical to its long-term success. For these reasons the compensation committee established a discretionary bonus pool for fiscal 2009 of up to 20% of each NEOs base salary in order to reward each NEO for preserving the Company’s strong capital position while still maintaining the Company’s historical approach to setting targets for our Short-Term Cash Based Incentives. The amount of the bonus was set below the historical minimum for the Short-Term Cash Based Incentives, but meaningfully enough to reward the NEOs for achieving the goals set forth below. In evaluating capital preservation, the compensation committee considers the NEOs performance in collectively managing the following:

•	Cash and marketable securities position at year-end versus plan and prior year.

•	Working capital, excluding cash and marketable securities position, versus plan and prior year.

•	Capital spending versus plan and prior year.

•	Operating income and diluted earnings per share performance for the year versus plan and the prior year.

•	The current year’s performance relative to driving long-term value creation.

Although the Company did achieve its product margin goals under the Short-Term Cash Based Incentives, this discretionary bonus was not paid. Even though the NEOs did an excellent job at preserving the Company’s capital position, the compensation committee did not feel it was appropriate to pay a separate discretionary bonus given that the NEOs were entitled to obtain a bonus under the Short-Term Cash Based Incentives.

The Company expects the upcoming fiscal year to continue to be challenging and believes it is difficult to predict the effects the unprecedented global financial and economic crises will have on the Company’s financial performance. As mentioned previously the compensation committee has weighed all aspects of executive compensation and decided none of the NEOs would receive a raise in base pay in fiscal 2009. The compensation committee plans to continue to maintain the current discretionary bonus structure for fiscal 2010 and will continue to evaluate both qualitative and quantitative results of the NEOs performance relative to competitors when evaluating total direct compensation for the upcoming year, and may decide to award a bonus if the capital preservation performance metrics are achieved.

As was the case this year with respect to discretionary bonuses, in the event that the Company achieves any one of its Short-Term Cash Based Incentive thresholds (described under the heading “Short-Term Cash Based Incentives,” below) for any performance metric, the compensation committee, at its discretion, may choose to grant a lesser bonus or none at all.

Short-Term Cash Based Incentives

In March 2009, the compensation committee approved the terms of the fiscal 2009 Short-Term Cash Based Incentives. The terms of the plan include:

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The incentive awards are based on the following three objective measures; comparable store sales, product margin and diluted earnings per share. We chose these measures because they directly link to Company performance and they are easy to track and communicate. The compensation committee and management believe obtaining organic growth in comparable store sales, product margin and diluted earnings per share are the correct long-term drivers of a high quality specialty retailer. These measures are important in the retail industry and the compensation committee and management believe building short and long-term strategies to improve these metrics drives shareholder value. Our business strategy, which includes our compensation strategy aligns these three critical measures that we believe are in the best long-term interest of the Company. The compensation committee weights each of these thresholds differently for each NEO depending on the NEOs position and ability to influence the performance measure.

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Our NEOs Short-Term Cash Based Incentives are targeted at approximately 0.2% of sales and 0.4% at maximum payout. The Short-Term Cash Based Incentives is appropriate to provide for increased payouts due to the significant shareholder returns commonly generated by above-target earnings per share performance. The compensation committee and the independent directors have the discretion under the plan to reduce the awards paid under the plan, but do not have discretion to increase payouts that are based on achievement of the objective performance goals or make a payout based on the objective performance goals if the threshold targets are not achieved. All of our executives are subject to our Executive Compensation Recovery Policy which further mitigates excessive risk taking.

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For each of the three performance measures, the compensation committee established performance thresholds for each NEO. The first threshold relates to a minimum acceptable level of financial performance. Each succeeding threshold is designed to reward the NEOs based upon the improved financial performance of the business. The following table represents the weighted percentage (threshold percentage times objective measure percentage) of the respective NEOs base salary that will be earned upon achievement of each performance threshold.

	Chairman & CEO	President & GMM	CFO	EVP of Stores
1st Threshold	25%	38%	35%	28%
2nd Threshold (target)	50%	75%	70%	55%
3rd Threshold	75%	113%	105%	83%
4th Threshold	88%	131%	123%	96%
5th Threshold	100%	150%	140%	110%

•

The second threshold is the target threshold. The thresholds above the target threshold each pay out a higher percentage of base salary culminating in the top threshold which is designed as a stretch challenge. The compensation committee believes these goals are not easily achieved; in the last five years none of the NEOs have achieved all three of the stretch challenge measurement goals. Additionally, growing diluted earnings per share, comparable store sales and product margins during one of the worst economic recessions is difficult, but the compensation committee decided to keep the integrity of the plan in place. As an example, the compensation committee reviewed the Company’s fiscal 2008 performance, including its fourth quarter performance, noting a substantial decline in comparable store sales (13.4% below the previous year), lower product margins (3.1% below the previous year) and lower diluted earnings per share (50.0% below the previous year). These trends continued into fiscal 2009 prior to the March 2009 meeting, and the compensation committee maintained the historical approach of setting growth goals when setting the target and stretch thresholds.

•

The compensation committee weights each threshold for each of the NEOs based upon that individuals ability to impact the measure. For example, our Executive Vice President of Stores is more heavily weighted on the comparable store sales objective measure, while our President and GMM is more heavily weighted on product margins.

•	No payouts are made until audited financial results are received reviewed and approved by the audit committee at our March meeting after our fiscal year has ended.

In March 2010, the compensation committee reviewed the Company’s actual performance against the threshold established for fiscal 2009. The following tables show the payout weightings for each NEO and the performance thresholds for each measure:

	Objective Measure
	Comparable Store Sales	Diluted Earnings Per Share Growth	Product Margin
Chairman of the Board	20%	40%	40%
Chief Executive Office	20%	40%	40%
President and General Merchandising Manager	20%	40%	40%
Chief Financial Officer and Secretary	20%	50%	30%
Executive Vice President of Stores	30%	40%	30%

	Performance Threshold
	1	2	3	4	5
Comparable Store Sales Growth	3.9%	5.0%	5.7%	6.3%	6.9%
Diluted Earnings Per Share	$0.58	$0.60	$0.61	$0.63	$0.66
Diluted Earnings Per Share Growth	(1.7)%	3.4%	5.2%	8.6%	13.8%
Product Margin Improvement	Last year minus	Last year plus	Last year plus	Last year plus	Last year plus
	0.2%	0.0%	0.2%	0.3%	0.5%

The level five product margin improvement (stretch challenge) performance threshold of a 0.5% increase was achieved for fiscal 2009. Short-Term Cash Based Incentive awards for this goal achievement were paid to the NEOs for fiscal 2009 in March 2010. Since none of the performance thresholds were achieved for comparable store sales or diluted earnings per share, no incentive was paid for these two metrics. The Short-Term Cash Based Incentives paid to the NEOs for fiscal 2009 are as follows:

	Short-Term Cash Based Incentive Compensation Target	Short-Term Cash Based Incentive Compensation Paid
Thomas D. Campion, Chairman of the Board	$131,250	$105,000
Richard M. Brooks, Chief Executive Officer	$131,250	$105,000
Lynn K. Kilbourne, President and General Merchandising Manager	$262,500	$210,000
Trevor S. Lang, Chief Financial Officer and Secretary	$183,750	$110,250
Ford W. Wright, Executive Vice President of Stores	$123,750	$74,250

Long-Term Equity Incentives

The compensation committee uses long-term equity incentives as a significant component of total compensation consistent with the culture and compensation philosophy. The compensation committee continues to believe in the importance of equity compensation for all executive officers and issues equity incentives broadly through the management population. Long-term equity incentives are designed to:

•	align the NEOs decision making with the long-term interests of shareholders;

•	provide opportunities for the NEOs to build wealth over time in conjunction with our shareholders;

•	help maintain employee retention; and

•	reinforce a culture of ownership.

Additionally, because we do not have a pension or a supplemental executive retirement plan, we believe our executives should plan for their retirement substantially through potential wealth accumulation from equity gains.

Long-term equity incentive awards are determined through a combination of the Company’s performance, execution of our total compensation strategy of rewarding executives, and providing a foundation for wealth building. Our stock option awards generally have a ten year term and typically vest 25% per year. Our restricted stock awards generally vest 33% per year.

The compensation committee met in March 2009 and considered the performance of the Company, its overall compensation strategy and the level of equity grants to align the NEOs with shareholders. Based on the compensation committee’s deliberations, the following equity incentive awards were granted:

Executive	Restricted Stock Grants (1)	Stock Option Grants (2)
Thomas D. Campion, Chairman of the Board	—	—
Richard M. Brooks, Chief Executive Officer	—	—
Lynn K. Kilbourne, President and General Merchandising Manager	16,500	55,000
Trevor S. Lang, Chief Financial Officer and Secretary	15,500	55,000
Ford K. Wright, Executive Vice President of Stores	11,500	55,000

(1)	Restricted shares were awarded to the NEOs on March 16, 2009.

(2)	The stock options have an exercise price equal to the closing price of the Company’s stock on March 16, 2009, the day the board of directors granted the equity award.

The compensation committee believes the levels of grants are appropriate, consistent with its compensation strategy and provide a meaningful alignment of the NEOs with the Company’s shareholders.

Equity Grant Timing Practices. All stock options granted at Zumiez have an exercise price equal to the closing market price of our stock on the grant date. In March 2009, our board approved the following revised equity compensation grant timing guidelines.

Regular annual grants for employees are approved at the March compensation committee and board meetings, and the grant date for such annual grants is the second business day after the public release of fiscal year-end earnings. The grants are approved as formulas based on a specified dollar amount and approved dilution percentages; the number of shares and exercise price for each option grant are determined based on the closing market price of our stock on the grant date, and the number of shares for each restricted stock grant is determined by dividing the dollar amount by the closing market price of our stock on the grant date. The board gives the CEO the ability to grant a small number of equity awards for the current fiscal year at the March board meeting for new hires and promotions.

Employment Agreements

No employees of the Company have employment agreements and all employees are “at will.”

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct certain compensation over $1.0 million paid to the executive officers unless such compensation is based on performance objectives meeting certain criteria or is otherwise excluded from the limitation. The compensation committee believes that it is generally in the Company’s best interests to comply with Section 162(m) and expects that most of the compensation paid to the named executives will either be under the $1.0 million limit, eligible for exclusion (such as stock options) under the $1.0 million limit, or based on qualified performance objectives. However, notwithstanding this general policy, the compensation committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m). Accordingly, it is possible that some compensation paid to executive officers may not be deductible to the extent that the aggregate of non-exempt compensation exceeds the $1.0 million level.

Accounting for Stock-Based Compensation

Effective January 29, 2006, the Company adopted the fair value method of accounting for stock-based compensation arrangements in accordance with GAAP using the modified prospective method of transition. Under the provisions of GAAP, the estimated fair value of share based awards granted under the Company’s 2005 Equity Incentive Plan is recognized as compensation expense over the vesting period. Using the modified prospective method, compensation expense is recognized beginning with the effective date of adoption for all share based payments, (i) granted after the effective date of adoption and (ii) granted prior to the effective date of adoption and after the Company’s initial public offering on May 5, 2005.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Weber and Barnum currently serve as members of the compensation committee. Mr. DeMattei served on the compensation committee until he resigned from the board on December 4, 2009. No member of the compensation committee was at any time during fiscal 2009 or at any other time an officer or employee of Zumiez, and no member had any relationship with Zumiez requiring disclosure as a related-person in the section “Certain Relationships and Related Transactions.” No executive officer of Zumiez has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our board of directors or compensation committee during fiscal 2009.

REPORT OF THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION

The compensation committee of the Company has reviewed and discussed the compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

James M. Weber, Chairman

William M. Barnum

Summary Compensation Table

The following table shows all compensation for fiscal 2007, 2008 and 2009 awarded to, earned by, or paid to our CEO, CFO and our other most highly paid executive officers. These executive officers are referred to as “NEOs.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Thomas D. Campion, Chairman of the Board	2007 2008 2009	250,000 262,500 262,500	— — —	— — —	— — —	162,500 — 105,000	7,480 5,009 2,512	419,980 267,509 370,012

Richard M. Brooks, Chief Executive Officer	2007 2008 2009	250,000 262,500 262,500	— — —	— — —	— — —	162,500 — 105,000	4,731 5,726 4,808	417,231 268,226 372,308

Lynn K. Kilbourne, President and General Merchandising Manager	2007 2008 2009	250,000 315,369 350,000	— — —	— 500,004 113,520	810,020 308,800 233,200	162,500 — 210,000	3,055 3,524 861	1,225,575 1,127,697 907,581

Trevor S. Lang, (5) Chief Financial Officer and Secretary	2007 2008 2009	140,394 262,500 262,500	155,000 — —	572,850 — 106,640	1,131,420 308,800 233,200	80,208 — 110,250	37,178 2,411 4,503	2,117,050 573,711 717,093

Ford W. Wright, Executive Vice President of Stores	2007 2008 2009	200,000 225,000 225,000	— — —	— — 79,120	637,891 308,800 233,200	127,500 — 74,250	7,210 7,798 6,250	972,601 541,598 617,820

(1)	This column represents the aggregate grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service based vesting conditions. Amounts for 2007 and 2008 have been recomputed under the same methodology in accordance with SEC rules. For assumptions used in determining these values, please see Note Two (listed under Stock Compensation) and Note Ten (Equity Awards) in the Notes to Consolidated Financial Statements in our 2009 Form 10-K. Information regarding the restricted stocks granted to the NEOs during 2009 is set forth in the Grants of Plan-Based Awards Table on a grant-by-grant basis.

(2)	This column represents the aggregate grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718. Amounts for 2007 and 2008 have been recomputed under the same methodology in accordance with SEC rules. For assumptions used in determining these values, please see Note Two (listed under Stock Compensation) and Note Ten (Equity Awards) in the Notes to Consolidated Financial Statements in our 2009 Form 10-K. Information regarding the stock options granted to our NEOs during 2009 is set forth in the Grants of Plan-Based Awards Table on a grant-by-grant basis.

(3)	The amounts set forth in this column were earned during fiscal 2007 and 2009 and paid in early fiscal 2008 and 2010 respectively, to each of the NEOs under our executive Short-Term Cash Based Incentives. No Short-Term Cash Based Incentives were earned by our NEOs for fiscal 2008. For additional information on the determination of the amounts related to Non-Equity Incentive Plan Compensation, see the previous discussion in the Compensation Discussion and Analysis entitled, “Short-Term Cash Based Incentives.”

(4)	All Other Compensation includes the amount of Company 401K employee match contributions and merchandise discounts. The Company offers employee discounts of 40% on footwear and hardgoods and 50% on all other products sold to all NEOs. Discounts are taken based on original retail price. All Other Compensation also includes the total discount the NEOs received on their purchases during the 2007, 2008, and 2009 fiscal years. Also paid in fiscal 2007 and included in All Other Compensation is $36,566 in relocation expenses for travel, moving and living expenses for our Chief Financial Officer and Secretary.

(5)	Mr. Lang joined us as Chief Financial Officer and Secretary on June 28, 2007. As part of the recruiting process, we agreed to pay Mr. Lang a sign-on bonus of $155,000, which was designed to partially compensate him for the value of the “in the money” equity he was forfeiting at his previous employer and to pay for certain closing costs on the sale of his home in Atlanta, Georgia. Zumiez also paid $36,566 in moving costs associated with Mr. Lang’s move from Georgia to Washington. The moving costs are included in All Other Compensation along with clothing discounts.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to the NEOs in fiscal 2009. In the columns described as Estimated Future Payouts Under Non-Equity Incentive Plan Awards, this table quantifies potential awards under the executive Short-Term Cash Based Incentives plan discussed previously. For additional information about the non-equity incentive, option and performance based share awards, see the description of incentive compensation in the Compensation Discussion and Analysis section.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)
Thomas D. Campion, Chairman of the Board		65,625	131,250	262,500	—	—	—	—

Richard M. Brooks, Chief Executive Officer		65,625	131,250	262,500	—	—	—	—

Lynn K. Kilbourne, President and General Merchandising Manager	3/16/2009 3/16/2009	131,250	262,500	525,000	16,500	55,000	6.88	233,200 113,520

Trevor S. Lang, Chief Financial Officer and Secretary	3/16/2009 3/16/2009	91,875	183,750	367,500	15,500	55,000	6.88	233,200 106,640

Ford W. Wright, Executive Vice President of Stores	3/16/2009 3/16/2009	61,875	123,750	247,500	11,500	55,000	6.88	233,200 79,120

(1)	These columns show what the potential payout for each NEO was under the executive Short-Term Cash Based Incentives for fiscal year 2009 if the threshold, target, or maximum goals were satisfied for all performance measures. Please refer to the discussion in the Compensation Discussion and Analysis entitled, “Short-Term Cash Based Incentives” for amounts earned by the NEOs in fiscal 2009.

(2)	This column shows the number of shares of restricted stock granted in fiscal year 2009 to the NEO. The restricted stock vest over a three-year period in equal annual installments beginning on the first anniversary date of the grant. Please refer to the discussion in the Compensation Discussion and Analysis entitled, “Long-Term Equity Incentives.”

(3)	This column shows the number of stock options granted in fiscal year 2009 to the NEOs. These stock options vest over a four-year period in equal annual installments beginning on the first anniversary date of the grant. Please refer to the discussion in the Compensation Discussion and Analysis entitled, “Long-Term Equity Incentives.”

(4)	This column shows the exercise price for the stock options granted, which was the closing price of the Company’s stock on the grant date indicated.

(5)	This column represents the aggregate grant date fair value of restricted stock and stock option awards calculated in accordance with FASB ASC Topic 718. For assumptions used in determining these values, please see Note Two (listed under Stock Compensation) and Note Ten (Equity Awards) in the Notes to Consolidated Financial Statements in our 2009 Form 10-K. These amounts reflect the Company’s accounting expense for these stock option and restricted stock awards to be recognized over the vesting period of the grants, and do not correspond to the actual value that will be recognized by the NEO.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock option awards and restricted stock awards for the NEOs as of January 30, 2010. This table includes unexercised and unvested stock options and restricted stock awards. The vesting schedule for each grant of stock options and restricted stock awards is shown in the footnotes to this table. The market value of the restricted stock awards is based on the closing market price of our stock on January 30, 2010, which was $12.73.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiraton Date	Number of Shares or Units of Stock That Have not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
Thomas D. Campion, Chairman of the Board	—	—		—	—	—	—		—

Richard M. Brooks, Chief Executive Officer	—	—		—	—	—	—		—

Lynn K. Kilbourne, President and General Merchandising Manager	108,971 30,667 16,000 10,000 —	— 9,333 24,000 30,000 55,000	(1) (2) (3) (4) (9)	— — —	3.87 27.31 35.85 14.00 6.88	09/09/2014 03/09/2016 03/13/2017 03/12/2018 3/16/2019	— — — 24,510 16,500	(7) (10)	— — — 312,012 210,045

Trevor S. Lang, Chief Financial Officer and Secretary	25,832 10,000 —	24,168 30,000 55,000	(5) (4) (9)	—	38.19 14.00 6.88	06/28/2017 03/12/2018 3/16/2019	7,250 — 15,500	(8) (10)	92,293 — 197,315

Ford W. Wright Executive Vice President of Stores	15,000 12,600 10,000 —	25,000 18,900 30,000 55,000	(6) (3) (4) (9)	— —	27.31 35.85 14.00 6.88	03/09/2016 03/13/2017 03/12/2018 3/16/2019	— — — 11,500	(10)	— — — 146,395

(1)

Options subject to this grant vest twenty percent on July 31, 2005 and 1/48th of the remaining options vest each month thereafter. The grant date was September 9, 2004 and fully vested on July 31, 2009.

(2)	Options subject to this grant vest twenty percent on the one-year anniversary of the grant date and 1/48th of the remaining options vest each month thereafter. The grant date was March 9, 2006.

(3)	Options subject to this grant vest over a five-year period in equal annual installments. The grant date was March 13, 2007.

(4)	Options subject to this grant vest over a four-year period in equal annual installments. The grant date was March 12, 2008.

(5)	Options subject to this grant vest twenty percent on the one-year anniversary of the grant date and 1/48th of the remaining options vest each month thereafter. The grant date was June 28, 2007.

(6)	Options subject to this grant vest over an eight-year period in equal annual installments. The grant date was March 09, 2006.

(7)	The restricted stock grant vest twenty-five percent annually beginning on the grant date anniversary. The grant date was September 2, 2008.

(8)	The restricted stock grant vest twenty percent after one year of service and 1/48th of the remaining restricted stock grant vest each month thereafter. The grant date was June 28, 2007.

(9)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 16, 2009.

(10)	The restricted stock grant vest over three years, with thirty three percent vesting annually upon the first and second anniversary and thirty four percent on the third year anniversary date of the grant. The grant date was March 16, 2009.

Option Exercises and Stock Vested

The following table provides information for the NEOs on stock option exercises and on the vesting of other stock awards during fiscal year 2009, including the number of shares acquired upon exercise or vesting and the value released before payment of any applicable withholding taxes and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Valued Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Lynn K. Kilbourne, President and General Merchandising Manager	—	—	8,170	99,919

Trevor S. Lang, Chief Financial Officer and Secretary	—	—	7,750	33,778

Ford W. Wright Executive Vice President of Stores	77,598	618,929	—	—

(1)	The dollar amount realized upon exercise was calculated by determining the difference between the market price of the underlying shares of common stock at exercise and the exercise price of the stock options.

(2)	The dollar amount realized upon vesting was calculated by applying the market price of the restricted stock shares on the vesting dates.

Pension Benefits

The Company does not maintain a defined benefit pension plan or supplemental pension plan.

Nonqualified Deferred Compensation

The Company does not maintain a nonqualified deferred compensation plan.

Director Compensation

The goal of our director compensation is to help attract, retain and reward our non-employee directors and align their interests with those of the shareholders. The board follows the compensation philosophies previously discussed in the Compensation Discussion & Analysis. Our goal for total director compensation (cash and equity) is to be at the 50th percentile of comparable companies based on the consultant’s competitive survey results.

The Company pays its non-employee directors an annual fee for their services as members of the board of directors. Each non-employee director receives an annual cash retainer of $30,000. The audit committee members receive cash compensation of $10,000 with the chairperson receiving $20,000 per year. The compensation committee members receive cash compensation of $7,500 with the chairperson receiving $15,000 per year. The governance and nominating committee member receives cash compensation of $5,000 with the chairperson receiving $10,000 per year. Directors appointed in an interim period receive pro-rata retainer fees. The committee chairperson and the respective committee members are paid rates commensurate with the duties and responsibilities inherent within the position held.

The board decided to change from issuing stock options to full-value restricted stock in fiscal 2008. The board believes such awards, with both upside and downside opportunity, provide improved alignment with the interests of our shareholders. Finally, our policy is to offer slightly higher stock based compensation awards upon election to the board to recruit members and recognize their future commitment. For fiscal 2009, each non-employee director received stock awards equal to $46,702 based on the closing price of Zumiez stock on the day the board approved board compensation, May 26, 2009, except for two directors who were re-elected and received stock awards equal to $72,495 based on the closing price of Zumiez stock on the day the board approved board compensation, May 26, 2009.

The Company reimburses all directors for reasonable expenses incurred to attend meetings of the board of directors. Non-employee directors may elect to have a portion, or all, of their annual retainer be used for the reimbursement of travel expenses in excess of those that the Company considers to be reasonable.

Non-Employee Director Compensation

The following table discloses the cash, equity awards and other compensation earned by each of the Company’s non-employee directors during fiscal 2009.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stock Awards (1) ($)	All Other Compensation ($)	Total ($)
James M. Weber	55,000	—	72,495	—	127,495
Matthew L. Hyde	50,000	—	72,495	—	122,495
William M. Barnum Jr.	47,500	—	46,702	—	94,202
Gerald F. Ryles	55,000	—	46,702	—	101,702
David M. DeMattei (2)	47,500	—	46,702	—	94,202

(1)	This column represents the aggregate grant date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718. For assumptions used in determining these values, please see Note Two (listed under Stock Compensation) and Note Ten (Equity Awards) to the notes to Consolidated Financial Statements in our 2009 Form 10-K.

On May 27, 2009, the day of the annual shareholder meeting, the Company awarded 5,104 shares of restricted stock to the directors with a grant date fair value of $46,702 except for Mr. Weber and Mr. Hyde. Mr. Weber and Mr. Hyde were awarded 7,923 shares of restricted stock with a grant date fair value of $72,495 due to our policy of awarding higher stock based compensation for re-election to the board in May 2009. The stock awards will vest on May 26, 2010.

(2)	Mr. DeMattei resigned from the board of directors on December 4, 2009 and as such, none of the stock awards granted to Mr. DeMattei vested.

Potential Payments Upon Termination or Change in Control

Prior to the November 2009 board of directors meeting, the Company was party to an employment agreement with Richard M. Brooks, pursuant to his position as our CEO. On November 18, 2009, the board of directors of the Company and Mr. Brooks mutually agreed to terminate the Executive Agreement. The decision to terminate the Executive Agreement was based in large part on the parties’ belief that given Mr. Brooks substantial equity ownership position in the Company, an employment agreement between Mr. Brooks and the Company is no longer necessary. In addition, the Company does not maintain employment agreements with any other executive officers, so the termination of the Executive Agreement is consistent with this approach. Certain of the NEOs have unvested stock options and awards of restricted stock under the Company’s 2005 Equity Incentive Plan, the vesting of which may accelerate in the event of a Change in Control (as defined below). The information below is a summary of certain provisions of these agreements and does not attempt to describe all aspects of the agreements. The rights of the parties are governed by the actual agreements and are in no way modified by the abbreviated summaries set forth in this proxy statement.

Following the description of the agreements, there is a table showing the potential payments the NEOs could have received under these arrangements; in the case of Mr. Lang, Mr. Wright or Ms. Kilbourne, the vesting of certain of their options or awards of restricted stock that could be accelerated in connection with a Change in Control on January 30, 2010.

Acceleration of Stock Award Vesting

The Company’s 2005 Equity Incentive Plan provides that in the event of a Change in Control (as defined below), if the surviving corporation does not assume or continue outstanding stock awards or substitute similar stock awards for those outstanding under the 2005 Equity Incentive Plan, then all such outstanding stock awards will be accelerated and become fully vested and exercisable immediately prior to the consummation of the Change in Control transaction.

For purposes of the 2005 Equity Incentive Plan, “Change in Control” means:

(i)	the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; or

(ii)	the sale, transfer or other disposition of all or substantially all of the Company’s assets.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Estimated Payments on Termination or Change in Control

Name	Stock Option Vesting in Connection with a Change in Control (1)	Restricted Stock Vesting in Connection with a Change in Control (2)
Thomas D. Campion, Chairman of the Board	$—	$—
Richard M. Brooks, Chief Executive Officer	$—	$—
Lynn K. Kilbourne, President and General Merchandising Manager	$321,750	$522,057
Trevor S. Lang, Chief Financial Officer and Secretary	$321,750	$289,608
Ford W. Wright, Executive Vice President of Stores	$321,750	$146,395

(1)	Represents the amount calculated by multiplying the number of in-the-money options with respect to which the vesting would accelerate as a result of a Change in Control under the circumstances noted by the difference between the exercise price and the closing price of a share of common stock on the last trading day of the 2009 fiscal year. The number of shares subject to unvested stock options and exercise prices thereof are shown previously in the Outstanding Equity Awards at Fiscal Year-End table.

(2)	Represents the amount of unvested restricted stocks awarded with respect to which the vesting would accelerate as a result of a Change in Control noted by the number of restricted stock shares unvested at the closing price of a share of common stock on the last trading day of the 2009 fiscal year.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The 2009 audit committee operates under a written charter adopted by the Company’s board of directors. The charter of the audit committee is available at http://ir.zumiez.com.

We have reviewed and discussed with management our consolidated financial statements as of and for the fiscal year ended January 30, 2010.

We have discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 280), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the independent public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and have discussed with the independent accountants their independence.

Based on the reviews and discussions referred to previously, we recommended to our board of directors that the financial statements referred to previously be included in our Annual Report on Form 10-K.

Audit Committee

Gerald F. Ryles, Chairman William M. Barnum Matthew L. Hyde James M. Weber

Fees Paid to Independent Registered Public Accounting Firm for Fiscal Years 2009 and 2008

The aggregate fees billed by Moss Adams LLP for professional services rendered for the fiscal years ended January 30, 2010 (fiscal 2009) and January 31, 2009 (fiscal 2008), respectively, are as follows:

	Moss Adams
	2009	2008
Audit Fees (1)	$462,619	$444,131
Tax Fees (2)	49,150	75,528

Total Fees	$511,769	$519,659

(1)	Audit fees include services and costs in connection with the audit of the consolidated financial statements of the Company along with the reviews of the interim financial information of the Company and its Forms 10-K and 10-Q and audit of the Company’s 401K plan.

(2)	Tax fees include preparation of the fiscal 2008 and 2007 federal income tax returns, preparation of state income and franchise tax returns and services related to cost segregation analysis.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the “de minimis exception” (discussed below) for non-audit services that are approved by the audit committee prior to the completion of the audit. The audit committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full audit committee at its next scheduled meeting. The audit committee will evaluate whether any permitted non-audit services are compatible with maintaining the auditor’s independence.

As discussed previously, all services of the auditor must be pre-approved by the audit committee except for certain services other than audit, review or attest services that meet the “de minimis exception” under 17 CFR Section 210.2-01, namely:

•	the aggregate amount of fees paid for all such services is not more than 5% of the total fees paid by the Company to its auditor during the fiscal year in which the services are provided;

•	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

•	such services are promptly brought to the attention of the audit committee and approved prior to the completion of the audit.

During fiscal 2009 and 2008, there were no services that were performed pursuant to the “de minimis exception.”

Equity Compensation Plan Information

The following table sets forth information concerning the Company’s equity compensation plans as of January 30, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	1,495,386	$11.88	6,103,511
Equity compensation plans not approved by security holders (2)	—	—	—
Employee stock purchase plans approved by security holders (3)	—	—	894,403

(1)	Equity compensation plans approved by shareholders include the 1993 Stock Option Plan, the 2004 Stock Option Plan and the 2005 Equity Incentive Plan.

(2)	The Company does not have any equity compensation plans that were not approved by the Company’s shareholders.

(3)	Employee stock purchase plans approved by shareholders include the 2005 Employee Stock Purchase Plan.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM

Upon the recommendation of the audit committee, the board of directors has reappointed Moss Adams LLP to audit our consolidated financial statements for the 2010 fiscal year. Moss Adams LLP has served as our independent registered public accounting firm since fiscal 2006. A representative from Moss Adams LLP will be at the meeting to answer any questions that may arise.

If the shareholders do not ratify the selection of Moss Adams LLP as our independent registered public accounting firm for the 2010 fiscal year ending January 29, 2011, our board of directors will evaluate what would be in the best interests of our Company and our shareholders and consider whether to select a new independent registered public accounting firm for the current fiscal year or whether to wait until the completion of the audit for the current fiscal year before changing our independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ITS SELECTION OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 29, 2011.

PERFORMANCE MEASUREMENT COMPARISON

The following graph shows a comparison for total cumulative returns for Zumiez Inc., The NASDAQ Composite Index and the NASDAQ Retail Trade Index during the period commencing on May 6, 2005 (the Company’s initial public offering date) and ending on January 30, 2010. The comparison assumes $100 was invested on May 6, 2005 in each Zumiez, The NASDAQ Composite Index and the NASDAQ Retail Trade Index, and assumes the reinvestment of all dividends, if any. The comparison in the following graph and table is required by the SEC and is not intended to be a forecast or to be indicative of future Company Common Stock performance.

	5/6/05	1/31/06	2/3/07	2/2/08	1/31/09	1/30/10
Zumiez Inc.	100.00	268.56	365.56	222.67	79.44	141.44
NASDAQ Composite	100.00	118.83	130.79	125.22	77.27	112.53
NASDAQ Retail Trade	100.00	120.99	116.26	112.11	69.09	121.26

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks and other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of brokers, banks or other agents with account holders who are shareholders of Zumiez will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to Secretary, Zumiez Inc., 6300 Merrill Creek Parkway, Suite B, Everett, Washington 98203. Shareholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

PROPOSALS OF SHAREHOLDERS

We expect to hold our next annual meeting on or about May 25, 2011. If you wish to submit a proposal for inclusion in the proxy materials for that meeting, you must send the proposal to our Secretary at the address below. The proposal must be received at our executive offices no later than December 9, 2010, to be considered for inclusion. Among other requirements set forth in the SEC’s proxy rules and our bylaws, you must have continuously held at least $2,000 in market value or 1% of our outstanding stock for at least one year by the date of submitting the proposal, and you must continue to own such stock through the date of the meeting.

If you intend to nominate candidates for election as directors or present a proposal at the meeting without including it in our proxy materials, you must provide notice of such proposal to us no later than January 26, 2011, and not before December 27, 2010. Our bylaws outline procedures for giving the required notice. If you would like a copy of the procedures contained in our bylaws, please contact:

Secretary

Zumiez Inc.

6300 Merrill Creek Parkway, Suite B

Everett, Washington 98203

OTHER MATTERS

Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Trevor S. Lang
Chief Financial Officer and Secretary

Everett, Washington

April 15, 2010

A copy of our Annual Report on Form 10-K for the fiscal year ended January 30, 2010, filed with the SEC is available without charge upon written request to: Secretary, Zumiez Inc., 6300 Merrill Creek Parkway, Suite B, Everett, Washington 98203.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

ZUMIEZ INC.

Annual Meeting of Shareholders May 26, 2010 1:00 PM Pacific Time This proxy is solicited by the Board of Directors

By signing the proxy, you revoke all prior proxies and appoint Trevor S. Lang and Richard M. Brooks, or either of them, as attorneys and proxies of the undersigned with full power of substitution, to vote the undersigned’s shares on the matters shown on the reverse side, and at any and all continuations, adjournments, postponements thereof with all powers that the undersigned would possess if personally present, upon in resepect of the following matters and in accordance with the following instructions, and with discretionary authority as to any and all other matters that may properly come before the Annual Meeting of Shareholders of the Company.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

Continued and to be signed on reverse side

0000057679_2 R2.09.05.010

ZUMIEZ INC.

6300 MERRILL CREEK PKWY, SUITE B EVERETT, WA 98203

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

1 OF 2 1 1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K

CONTROL # 000000000000

SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following proposal(s):

1. Election of Directors

Nominees

01 William M. Barnum

02 Gerald F. Ryles

The Board of Directors recommends you vote FOR the following proposal(s):

2. Proposal to ratify selection of Moss Adams, LLP as the Company’s independent registered public accounting firm for fiscal year 2010.

NOTE: Shareholders are able to vote their shares by telephone while viewing material on www.proxyvote.com

For Against Abstain

For Against Abstain

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners)

Date

SHARES CUSIP # SEQUENCE #

0000057679_1 R2.09.05.010

0000000000 02